3,010,000 shares of common stock


                           ONEDENTIST RESOURCES, INC.



     We are offering a minimum of 800,000 shares and a maximum of 1,600,000 shares of our common stock for sale at $1.25 per share on a best-efforts basis for a maximum period of 90 days from the date of this prospectus and without the assistance of an underwriter. Accordingly, we will close the offering the earlier of the date all of the 1,600,000 shares are sold or 90 days from the date of this prospectus unless extended by us for up to an additional 60 days. In addition, our selling stockholders are offering up to 1,410,000 shares of our common stock for sale at prevailing market prices. Until we sell 800,000 shares, the proceeds from the sale of the shares sold by us will be deposited in an escrow account at Key Bank, Denver, Colorado. In the event the minimum 800,000 shares are not sold all funds will be promptly returned to subscribers without interest or deduction.

     The selling stockholders may not offer their shares for sale until we close our up to 1,600,000 share offering and our common stock is listed for trading on the Nasdaq Over-the-Counter Bulletin Board Trading System.

     There is no public market for our common stock and no assurance that a market will develop.

     Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 5.


--------------------------------------------------------------------------------
                  Offering              Commissions and         Net Proceeds
                                          Discounts
--------------------------------------------------------------------------------
Per Share         $1.25                    $.1625                 $1.0875
Minimum           $1,000,000               $130,000               $870,000
Maximum           $2,000,000               $260,000               $1,740,000
--------------------------------------------------------------------------------


     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is January 3, 2000.

                                TABLE OF CONTENTS

About this Prospectus........................................................3
Summary......................................................................3
Risk Factors ................................................................7
Use of Proceeds.............................................................13
Dilution....................................................................14
Capitalization..............................................................15
Selected Financial Data.....................................................16
Management's Discussion and Analysis of Financial
      Condition and Results of Operations...................................17
Business....................................................................18
Management..................................................................25
Security Ownership of Executive Officers, Directors and Beneficial
      Owners of Greater than 5% of Our Common Stock.........................29
Selling Stockholders........................................................30
Plan of Distribution........................................................42
Related Party and Other Material Transactions...............................43
Description of Capital Stock................................................43
Shares Eligible for Future Sale.............................................44
Experts.....................................................................45
Legal Matters...............................................................45
Where You Can Find More Information.........................................45
Financial Statements.......................................................F-1

                              ABOUT THIS PROSPECTUS

     You should rely only on the information contained in this prospectus as we have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted.

                                     SUMMARY

     This summary highlights material information regarding our company and the offering contained in this prospectus. You should read the entire prospectus carefully, including the financial information and related notes, before making an investment decision. Share references throughout the prospectus do not include stock options to purchase 450,000 shares granted to G. W. McClure, our Chief Operating Officer.

Business.

     We are a development stage company, organized to design and develop an on-line Web site for the dental community including dentists, dental practitioners and dental patients. We distinguish ourselves from many other competing Web-based dental sites by designing and hosting for our dentists individual, interactive Web sites. These Web sites enable our dentists to communicate with and market to their patients and to provide their patients with content and information tailored specifically to each dentist's practice. In doing so, we act as an enabler, offering each dentist the opportunity to develop and maintain his or her own brand identity with respect to communication with patients and vendors.

     We launched our OneDentist.com Web site in February 2000. Our initial marketing efforts have included the completion of a strategic relationship with Oxyfresh Worldwide, a network of over 10,000 dentists. Our management includes two individuals recognized as experts in dental practice enhancement, dental course design and advanced practice management. Nevertheless, we face significant challenges in achieving profitability, raising any needed capital and developing additional strategic relationships.

Our Market Opportunity.

     According to the American Dental Association, in 1999 there were 150,000 dentists and 300,000 staff personnel in 113,000 general dental practices. Over 72% of those dental practices were operated by single practitioners. We believe that most of these single-practitioner offices do not have the marketing and administrative support available to larger dental practices and, accordingly, represent our primary target market.

Strategy.

     Our goal is to become a leading Web destination for both dental professionals and dental patients by providing an interactive Web site, tailored to the specific needs of each practitioner. In order to achieve our goal we will take steps to:

     o    Increase the number of dental practitioners using our Web site.

     o Increase the number of dental patients using our and our dentists' web sites.

     o    Further expand the functionality of our dentists' Web sites.

     o Generate revenue through the on-line sale of dental products, advertising, e-commerce transaction fees and consultation services.

History.

     We were incorporated in Colorado in November 1996 under the name Haleakala Enterprises, Inc., and acquired in a June 2000 merger transaction all the outstanding shares of OneDentist.com, Inc., an Ohio corporation organized in July 1999. In June 2000 our board of directors authorized a reverse split of our common stock on the basis of .75 share for each share outstanding and a name change to OneDentist Resources, Inc. Our offices are located at 5300 McKitrick Boulevard, Columbus, Ohio 43235, and our telephone number is (614) 538-2710. All references to share amounts throughout this prospectus reflect this reverse stock split.

Plan of Distribution.

     We are offering a minimum of 800,000 shares and a maximum of 1,600,000 shares on a best efforts basis directly to the public through our officers and directors as well as through NASD members. All subscriber funds will be held in escrow until at least 800,000 shares are sold. If 800,000 shares are not sold by us during the selling period, we will return subscriber funds without interest or deduction.

The Offering.

Securities offered by us:              1,600,000 shares of common stock.
Securities offered by the
 selling stockholders:                 1,410,000 shares of common stock.
Common stock outstanding
 prior to offering:                    5,000,000 shares of common stock.
Common stock outstanding
 after the offering:                   6,600,000 shares of common stock.
Use of proceeds:                       Marketing expenses, expansion of product
                                       offerings, purchase of equipment, general
                                       and administrative expenses and working
                                       capital.
Proposed Bulletin Board symbol:        "WEBD"


Description of Selling Stockholders.

     Through this prospectus, we are registering the resale of up to 1,410,000 shares of our common stock by a total of 225 selling stockholders, 209 of whom acquired their shares in a private placement of our common stock in February 1997 and 16 of whom received their shares when we acquired all of the outstanding shares of OneDentist.com, Inc., an Ohio corporation, in June 2000. An additional eight OneDentist.com, Inc. stockholders, including five of our officers and directors, are not offering any of their shares for sale. Our total number of stockholders is 233 and we currently have 5,000,000 shares of common stock outstanding.

Forward-Looking Statements.

     This prospectus includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to risks, uncertainties and assumptions about us which are discussed in the Risk Factors section below as well as throughout this prospectus. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                        SUMMARY PRO FORMA FINANCIAL DATA

     The following summary of historical and pro forma consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited financial statements and related notes included elsewhere in this prospectus.


Statement of Operations Data:         Pro forma                  Historical
                                  Period from July 16,          (Unaudited)
                                1999 (date of inception)     Nine months ended
                               through December 31, 1999     September 30, 2000
                               -------------------------    --------------------

Total costs and expenses             $    2,150                  $  224,085
Operating loss                           (2,150)                   (224,085)
Net loss                                 (2,150)                   (220,460)
Net loss per share                        (0.00)                      (0.04)
Weighted average number
  of shares of common
  stock outstanding                   5,000,000                   5,000,000

Balance Sheet Data:

The as adjusted information gives effect to:

Minimum The sale of the 800,000 shares offered by this prospectus, the receipt of estimated net proceeds of $710,000 and the elimination of deferred offering costs of $75,147 at September 30, 2000.
Maximum The sale of the 1,600,000 shares offered by this prospectus, the receipt of estimated net proceeds of $1,580,000 and the elimination of deferred offering costs of $75,147 at September 30, 2000.

                                                                              (Unaudited)           (Unaudited)
                                                       (Unaudited)               Minimum               Maximum
                                   Pro forma            Historical             As adjusted           As adjusted
                                December 31, 1999   September 30, 2000     September 30, 2000    September 30, 2000
                                -----------------   ------------------     ------------------    ------------------

Cash and cash equivalents         $      --             $    39,445           $   824,592           $ 1,694,592
Software development asset             65,000                50,556                50,556                50,556
Total assets                           65,000               166,217               876,217             1,746,217
Total liabilities                       2,150                44,926                44,926                44,926
Common stock                            2,252               284,752               994,752             1,864,752
Additional paid-in-capital             65,000                65,000                65,000                65,000
Accumulated deficit                    (4,402)             (228,461)             (228,461)             (228,461)
Stockholders' equity                   62,850               121,291               831,291             1,701,291

                                  RISK FACTORS

     The shares of common stock offered by this prospectus involve a high degree of risk and represent a highly speculative investment. You should not purchase these shares if you cannot afford the loss of your entire investment. In addition to the other information contained in this prospectus, you should carefully consider the following risk factors in evaluating our company, our business prospects and an investment in our shares of common stock.

We cannot assure you that we will be profitable and may need additional capital.

     Our limited operating history, lack of any revenue to date and the uncertainty of the Internet market in which we operate our business make any prediction of our future results of operations difficult or impossible. We expect to increase considerably our operating expenses in the future, particularly expenses to develop our on-line OneDentist.com, Inc., Web site. We do not expect that our revenue will cover these expenses. As a result, we expect to incur significant losses and expect that we will need to raise additional capital. We cannot assure that we will be able to raise additional capital and we do not know what the terms of any such capital raising would be. Any future sale of our equity securities would dilute the ownership and control of our stockholders and could be at prices substantially below the offering price. Our inability to raise capital could require us to significantly curtail our operations.


     We have not generated any revenue since beginning operations in July 1999 and have an accumulated deficit from losses totaling $228,461 (unaudited) from that date through September 30, 2000. In order to achieve profitability, we must develop and market the OneDentist.com Web site. We cannot assure you that we will ever achieve broad market acceptance, profitability or positive operating cash flow.

We have received a going concern opinion from our auditors.

     In their audit report dated June 20, 2000 our auditors indicated that there was substantial doubt as to our ability to continue as a going concern and that our ability to continue as a going concern was dependent upon our obtaining additional financing for our operations or reaching profitability. We cannot assure that we will be able to do either.


We have not completed the development of our Web site and cannot assure that we will be able to do so in the future.

     Many proposed features of our OneDentist.com Web site are not yet functional, including our Web-based application software, standardized dental office procedure manuals and dental product purchase software. We also have not yet launched our chat rooms and message boards. If we are unable to include these and other proposed functions on our Web site, our competitive position will be adversely affected, and our Web site traffic will be significantly curtailed.

If we are unable to develop strategic relationships for Web content, our Web development time will be significantly extended, and our capital costs will be significantly increased.

     We intend to rely upon strategic partners to provide in-depth content and resources to our Web site such as:

     o    Inventories of dental supplies;
     o    Educational programming;
     o    Financial, insurance and professional employer organization services;
     o    Marketing services and research; and
     o    Web-based application software.

     If we are unable to enter into strategic relationships for the provision of these and other content and resource assets, our Web site features and our Web traffic will be greatly reduced, and our Web development time and capital costs will be significantly increased.

We face intense competition which could reduce our revenue and earnings.

     The on-line market for Internet users and advertisers which comprise Web site communities is new and rapidly evolving, and competition for users and advertisers is intense and is expected to increase significantly in the future. Barriers to entry are not substantial. We believe that the principal competitive factors for companies seeking to create these communities are critical mass, functionality, brand recognition, member affinity and loyalty, broad demographic focus and open access to visitors. Other companies who are primarily focused on creating Web-based communities for healthcare on the Internet include WebMD, which has registered the domain name WebDDS, and DR.Koop.com. Direct competitors offering on-line dental services to dentists and patients include QSINet, e-dental.com, dentistryon-line.com and r-dental.com. This competition could reduce our revenue and earnings or otherwise adversely affect our operations.

Our operating results may fluctuate due to a variety of factors and are not a meaningful indicator of future performance.

     Our operating results may fluctuate significantly in the future depending upon a variety of factors, including the incurrence of capital costs and the introduction of new products and services. Additional factors that may contribute to variability of our operating results include:

     o    The pricing and mix of services we offer on our Web site;
     o    Our member and customer retention rates; and
     o    Changes in pricing policies and product offerings by our competitors.

Our strategy of rapid growth will put a significant strain on our resources.

     Our strategy of rapid growth will place a significant strain on our managerial, operating, financial and other resources, including our ability to ensure customer satisfaction. Our expansion efforts will also require significant time commitments from our senior management and will place a strain on their ability to manage our existing business. Our future performance will depend, in part, upon our ability to manage this growth effectively. To that end, we will have to undertake the following improvements, among others.

     o    Implement additional management information systems capabilities;
     o Further develop our operating, administrative and financial and accounting systems and controls;
     o Improve coordination between our engineering, accounting, finance, marketing and operations personnel; and
     o    Hire and train additional management personnel and employees.

We depend on key personnel and could be affected by the loss of their services because of the limited number of qualified people in our industry.

     Competition for qualified employees in the Internet services industry is intense and there are a limited number of people with knowledge of and experience in the industry. The process of locating personnel with the skills required to carry out our strategies may be lengthy and costly. We do not have employment agreements with any of our executive officers nor do we carry key man insurance on their lives. Our success depends to a significant degree upon our ability to attract and retain qualified management, technical, marketing and sales personnel and upon the continued contributions of such people. Our employees may voluntarily terminate their employment with us at any time. We cannot assure you that we will be successful in attracting and retaining qualified executives and personnel. The loss of the services of key personnel, or the inability to attract additional qualified personnel, could have a material adverse effect on our business, operating results and financial condition.

Rapid technological change could negatively affect our business.

     Rapidly changing technology, evolving industry standards, evolving customer demands and frequent new product and service introductions characterize the market for Internet related companies including business-to-business and business-to-consumer Web sites. Our future success will depend in significant part on our ability to improve the performance, content and reliability of our Web site in response to both the evolving demands of the market and competitive product offerings. Our efforts in these areas may not be successful.

Future governmental regulation, privacy concerns and regulations affecting dentists could increase our costs, decrease demand for our products or curtail our operations.

     We are not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governmental organizations, and it is possible that a number of laws or regulations may be adopted with respect to the Internet relating to issues such as user privacy, taxation, infringement, pricing, quality of products and services and intellectual property ownership. The adoption of any laws or regulations that have the effect of imposing additional costs, liabilities or restrictions relating to the use of the Internet by businesses or consumers could decrease the growth in the use of the Internet, which could in turn decrease the demand for our Internet access, and e-commerce and direct marketing services, increase our cost of doing business, or otherwise have a material adverse effect on our business. Moreover, the applicability to the Internet of existing laws governing issues such as property ownership, copyright, trademark, trade secret, obscenity, libel and personal privacy is uncertain and developing. Any new legislation or regulation, or application or interpretation of existing laws, could have a material adverse effect on our business. Our operations may also be limited by dental rules, regulations and codes of conduct applicable to dentists, to the extent that our products, services or compensation arrangements are inconsistent with such rules, regulations and codes.

Our business model is new, unproven and changing.

     Our business model consists of providing dentists and patients with on-line products and information related to dentistry. We have only recently applied our business model to the Internet, it is unproven and will need to be further developed. Accordingly, our business model may not be successful, and we may need to change it. Our ability to generate sufficient revenue to achieve profitability will depend, in large part, on our ability to successfully market our site to dentists that may not be convinced of the need for an on-line presence or may be reluctant to rely upon third parties to help develop and manage their dental practices and procedures.

     We launched our OneDentist.com Web site in February 2000. Therefore, you should also consider our prospects in light of the risks and difficulties frequently encountered by early stage companies in the rapidly evolving on-line market. These risks include, but are not limited to, an unpredictable business environment, the difficulty of managing growth and the successful application of our business model. To address these risks, we must, among other things:

     o    Expand our base of on-line dentists;
     o    Enhance OneDentist.com brand recognition;
     o    Expand our product and service offerings;
     o    Successfully implement our business and marketing strategy;
     o Provide superior Web design, Web hosting and order processing to our dentists;
     o    Respond effectively to competitive and technological developments; and
     o    Attract and retain qualified personnel.

If we do not increase brand awareness, our sales may suffer.

     Due in part to the emerging nature of the markets for business-to-business and business-to- consumer Web sites and the substantial resources available to many of our competitors, our opportunity to achieve and maintain a significant market share may be limited. Developing and maintaining awareness of the OneDentist.com brand is critical to achieving widespread acceptance of the site as well as of our e-commerce and direct marketing solutions. The importance of brand recognition will increase as competition in our market increases. Successfully promoting and positioning the OneDentist.com brand will depend largely on the effectiveness of our marketing efforts and our ability to develop reliable and useful products and services to dentists at competitive prices. If our planned marketing efforts are ineffective, we may need to increase our financial commitment to creating and maintaining brand awareness among shoppers and merchants, which could divert financial and management resources from other aspects of our business, or cause our operating expenses to increase disproportionately to our revenues.

The security provided by our e-commerce services could be breached or our network could fail.

     A fundamental requirement for e-commerce is the secure transmission of confidential information over the Internet. Third parties may attempt to breach the security provided by our e- commerce services or the security of our dentists' systems. If they are successful, they could obtain confidential information about dentists and patients using our Web site, including their passwords, financial account information, credit card numbers or other personal information. We or our providers may be liable to our customers for any such breach in security. Even if we are not held liable, a security breach could harm our reputation, and the mere perception of security risks, whether or not valid, could inhibit market acceptance of our services. We or our providers may be required to expend significant capital and other resources to license additional encryption or other technologies to protect against security breaches or to alleviate problems caused by these breaches. In addition, our dentists might decide to stop using our e-commerce services if their patients experience security breaches.

Risks Related to the Offering.

Shares of our common stock which are eligible for sale by our stockholders may decrease the price of our common stock.

     Upon completion of the offering, we will have 6,600,000 shares outstanding, including 3,010,000 shares which are freely tradeable, subject to a 90 day lockup from the date of this prospectus on 1,331,625 shares, and 3,590,000 shares which are restricted shares but may be sold under Rule 144 commencing in June 2001. If the holders sell substantial amounts of our common stock, then the market price of our common stock could decrease.

There is no trading market for our common stock.

     Our common stock is not eligible for trading on any stock exchange and there can be no assurance that our common stock will achieve listing on any such exchange. We have applied for listing on the Nasdaq Over-the-Counter Bulletin Board Trading System pursuant to Rule 15c2-11 of the Securities Exchange Act of 1934, but there can be no assurance we will obtain such a listing. The Bulletin Board tends to be highly illiquid, in part because there is no national quotation system by which potential investors can track the market price of shares except through information received or generated by a limited number of broker-dealers that make a market in particular stocks. There is a greater chance of market volatility for securities that trade on the Bulletin Board as opposed to a national exchange or quotation system. This volatility may be caused by a variety of factors, including:

     o    The lack of readily available price quotations;
     o The absence of consistent administrative supervision of "bid" and "ask" quotations;
     o    Lower trading volume; and
     o    Market conditions.

     In a volatile market, you may experience wide fluctuations in the market price of our securities. These fluctuations may have an extremely negative effect on the market price of our securities and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell our securities in the open market. In these situations, you may be required to either sell our securities at a market price which is lower than your purchase price, or to hold our securities for a longer period of time than you planned.

Because our common stock is likely to be classified as "penny stock", trading will be limited, and our stock price could decline.

     Because our common stock is likely to fall under the definition of "penny stock," trading in our common stock, if any, is expected to be limited because broker-dealers are required to provide their customers with disclosure documents prior to allowing them to participate in transactions involving our common stock. These disclosure requirements are burdensome to broker-dealers and may discourage them from allowing their customers to participate in transactions involving our common stock.

     "Penny stocks" are equity securities with a market price below $5.00 per share other than a security that is registered on a national exchange; included for quotation on the Nasdaq system; or whose issuer has net tangible assets of more than $2,000,000 and has been in continuous operation for greater than three years. Issuers who have been in operation for less than three years must have net tangible assets of at least $5,000,000.

     Rules promulgated by the Securities and Exchange Commission under Section 15(g) of the Exchange Act require broker-dealers engaging in transactions in penny stocks, to first provide to their customers a series of disclosures and documents, including:

     o A standardized risk disclosure document identifying the risks inherent in investment in penny stocks;
     o All compensation received by the broker-dealer in connection with the transaction;
     o    Current quotation prices and other relevant market data; and
     o Monthly account statements reflecting the fair market value of the securities. In addition, these rules require that a broker-dealer obtain financial and other information from a customer, determine that transactions in penny stocks are suitable for such customer and deliver a written statement to such customer setting forth the basis for this determination.

     In addition, under the Exchange Act and its regulations, any person engaged in a distribution of shares of our common stock offered by this prospectus may not simultaneously engage in market making activities with respect to the common stock during the applicable "cooling off" periods prior to the commencement of this distribution.

Our preferred stock may make a third-party acquisition of our company more difficult.

     Our articles of incorporation authorize our Board of Directors to issue up to 10,000,000 shares of preferred stock having such rights as may be designated by our Board of Directors, without stockholder approval. This issuance of preferred stock could inhibit a change in control by making it more difficult to acquire the majority of our voting stock.

We do not anticipate paying dividends.

     We have not paid any cash dividends on our common stock since our inception and we do not anticipate paying cash dividends in the foreseeable future. Any dividends which we may pay in the future will be at the discretion of our Board of Directors and will depend on our future earnings, any applicable regulatory considerations, our financial requirements and other similarly unpredictable factors. For the foreseeable future, we anticipate that we will retain any earnings which we may generate from our operations to finance and develop our growth.

                                 USE OF PROCEEDS

     The net proceeds of the offering after payment of all expenses will be $710,000 if the minimum 800,000 shares are sold, and $1,580,000 if all 1,600,000 shares are sold. We expect to use the net proceeds over a 12-month period, approximately as follows:

     Purpose                                     Minimum        Maximum
     -------                                     -------        -------

     Marketing expenses                          $150,000      $  400,000
     Expansion of product offerings              $150,000      $  300,000
     Purchase of equipment                       $ 50,000      $  150,000
     General and administrative expenses         $300,000      $  500,000
     Working capital                             $ 60,000      $  230,000
                                                 --------      ----------

     TOTALS                                      $710,000      $1,580,000
                                                 ========      ==========

     Proceeds not immediately needed will be invested in bank certificates of deposit, treasury bills, insured bank deposits or similar investments.

     We will not receive any proceeds from the sale of shares of our common stock being offered by the selling stockholders.

                                    DILUTION

     At September 30, 2000, the net tangible book value of our outstanding shares of common stock was $(4,412)(unaudited), or $(0.01)(unaudited) per share. "Net tangible book value" per share represents the total amount of our tangible assets, less the amount of our liabilities, divided by the number of shares of common stock outstanding. Without taking into account any changes in net tangible book value after September 30, 2000, other than to give effect to the sale of all 1,600,000 shares of common stock offered at the public offering price of $1.25 per share, less discounts and commissions and estimated costs of the offering, our net tangible book value at September 30, 2000, would have been $1,650,735 (unaudited), or approximately $0.25 (unaudited), per share. This represents an immediate increase in net tangible book value of $0.26 (unaudited) per share of common stock to our existing stockholders, and an immediate dilution of $1.00 (unaudited) per share to new investors at September 30, 2000.

     "Dilution" per share represents the difference between the price to be paid by the new stockholders and the net tangible book value per share of common stock immediately after this offering. The following table illustrates this per share dilution.

                                                                 (Unaudited)
                                                              September 30, 2000
                                                              ------------------
     Initial public offering price per share:                            $1.25
       Net tangible book value per share before
        the offering:                                          $(0.01)
       Increase in net tangible book value per share
        attributable to new investors purchasing
        in the offering:                                       $ 0.26
     Net tangible book value per share after the offering:               $0.25
     Dilution per share to new investors:                                $1.00
     Dilution as a percentage of the per share purchase price:              80%

     The following table sets forth the number of shares of common stock purchased, assuming all 1,600,000 shares are sold, the total consideration paid, before the deduction of offering expenses, and the average price per share paid by our existing stockholders as of September 30, 2000, and new investors purchasing the shares of common stock offered:

                                 Shares Purchased              Total Consideration
                                 ----------------              -------------------            Average Price
                             Number       Percentage        Amount          Percentage          Per Share
                             ------       ----------        ------          ----------          ---------

New investors                1,600,000           24%       $  2,000,000          84%             $  1.25
Existing stockholders        5,000,000           76%       $    379,752          16%             $  0.08
                             ---------        ------       ------------       ------

              Totals:        6,600,000          100%       $  2,379,752         100%
              -------        =========        ======       ============       ======

                                 CAPITALIZATION

     The following table sets forth our historical and as adjusted capitalization as of September 30, 2000 (unaudited), after deducting discounts and commissions and estimated offering expenses. As adjusted capitalization reflects the sale of the maximum 1,600,000 shares of common stock offered by us hereby at an assumed offering price of $1.25 per share and the application of the net proceeds. You should carefully read our financial statements and related notes included elsewhere in this prospectus.

                                             (Unaudited)        (Unaudited)
                                           September 30, 2000 September 30, 2000
                                              Historical       As Adjusted
                                            --------------     -------------

Long-term liabilities                        $        0         $          0

Common Stock, no par value,
     25,000,000 shares authorized,
     5,000,000 shares outstanding,
     6,600,000 shares outstanding
     as adjusted                             $  284,752         $  1,864,752
Preferred stock, no par value,
     10,000,000 shares authorized,
     no shares issued                              --                   --
Additional paid-in-capital                       65,000               65,000
Accumulated deficit                            (228,461)            (228,461)
                                             ----------         ------------

     Total stockholders' equity                 121,291            1,701,291
                                             ----------         ------------

     Total capitalization                    $  121,291         $  1,701,291
                                             ==========         ============

                             SELECTED FINANCIAL DATA

     The selected financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. On June 30, 2000, Haleakala Enterprises, Inc. completed a share exchange with OneDentist.com, Inc. whereby the shareholders of OneDentist.com, Inc. exchanged all of their OneDentist.com, Inc. shares for a majority interest of Haleakala Enterprises, Inc. For accounting purposes, OneDentist.com, Inc. is considered to be the acquirer. The operating data for the period from July 16, 1999 (date of inception) through December 31, 1999 is derived from the proforma financial statements which give effect to the merger of Haleakala Enterprises, Inc. and OneDentist.com, Inc. The proforma financial statements as of December 31, 1999 were prepared utilizing the financial statements of OneDentist.com, Inc. which have been audited by Hausser + Taylor LLP, independent accountants, and are included in this prospectus, and the financial statements of Haleakala Enterprises, Inc. which have been audited by Angell & Deering, independent accountants, and are included in this prospectus. Subsequent to the merger, the Company changed its name to OneDentist Resources, Inc. The unaudited financial statements as of September 30, 2000 and for the nine months then ended include the financial statements of OneDentist Resources, Inc.

     The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of operations for these periods. Historical results are not necessarily indicative of the results to be expected in the future, and the results of interim periods are not necessarily indicative of results for the entire year.

Operating data:
                                   Period from July 16,
                                     1999 (date of              (Unaudited)
                                   inception) through        Nine months ended
                                    December 31, 1999        September 30, 2000
                                   --------------------     --------------------

Costs and expenses:
  Legal, consulting and accounting      $     2,150             $   116,724
  Compensation and related expenses           --                     36,342
  Occupancy expenses                          --                     18,402
  Depreciation and amortization               --                     14,475
  Other operating expenses                    --                     38,142
                                        -----------             -----------
    Total costs and expenses                  2,150                 224,085
                                        -----------             -----------

Operating loss                               (2,150)               (224,085)
                                        -----------             -----------

Interest income                               --                      3,625
                                        -----------             -----------

Net loss                                $    (2,150)            $  (220,460)
                                        ===========             ===========

Net loss per share                      $     (0.01)            $     (0.04)
                                        ===========             ===========

Weighted average number of shares
of common stock outstanding               5,000,000               5,000,000
                                        ===========             ===========
Balance Sheet data:
                                                                (Unaudited)
                                            As of                 As of
                                      December 31, 1999     September 30, 2000
                                      -----------------     ------------------

Cash and cash equivalents                $     --             $    39,445
Total assets                                 65,000               166,217
Total liabilities                             2,150                44,926
Common stock                                  2,252               284,752
Additional paid-in-capital                   65,000                65,000
Accumulated deficit                          (4,402)             (228,461)
Stockholders' equity                         62,850               121,291

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. This discussion should be read in conjunction with our audited financial statements and footnotes included elsewhere in this prospectus.

Results of Operations.


     Period from inception, July 16, 1999, to September 30, 2000.

     We commenced operations on July 16, 1999. From July 16, 1999 through September 30, 2000, we incurred a net loss of $220,460, or $0.04 per share, and did not generate any operating revenue.

     The majority of the expenses we incurred prior to December 31, 1999 related to organizational matters in connection with our merger, and the majority of expenses from January 1, 2000 to September 30, 2000 related to the development of our Web site, subscriber base, content and establishment of our administrative offices. All expenses have been paid in cash rather than in our securities.

Liquidity and Capital Resources.

     To date we have not generated positive cash flow from operations due to development and infrastructure costs to support expected growth. In March 2000 we completed a $312,500 private placement of our securities to fund our cash requirements. We intend to continue to fund the development of our OneDentist.com Web site.

     We expect to need additional funds to add features to our OneDentist.com Web site. We intend to seek additional funding through this offering. However, there can be no assurance that new capital will be available to us or that adequate funds for our operations, whether from debt or equity financings, will be available when needed or on terms satisfactory to us. Our failure to obtain adequate additional financing may require us to delay or curtail some or all of our programs, sales and marketing efforts, or other operations. Any additional equity financing may involve substantial dilution to our then-existing stockholders.

                                    BUSINESS

The  Dental  Industry  Challenge.

     According to the American Dental Association, in 1999 dental practices employed over 450,000 people in 113,000 dental offices across the United States. Over 72% of these dental offices were operated by a single practitioner who did not have access to the marketing and administrative support available to larger dental offices. While dental practitioner income is increasing regularly due to the aging of the U.S. population, older Americans are in need of increasingly more complex dental treatments. Accordingly, dentists face the increased challenges of requiring more sophisticated expertise and more technologically advanced equipment while controlling their operating margins, managing the business side of their dental practice and learning new and improved dental practices and procedures.

     The Internet offers us the opportunity to reach dental practitioners as well as dental patients. Worldwide transactions on the Internet, Internet users and Internet commerce continue to grow at a substantial rate. OneDentist.com is designed to take advantage of the growth in both business-to-consumer as well as business-to-business transactions by providing products and services on-line to dental practitioners and patients.

     There are few cost-effective resources available to single-practitioner dental practices. In addition to spiraling equipment and supply costs, most information technology-based dental solutions and systems require investments beyond the resources of small dental practices. This problem is further aggravated by the fact that most dental offices have staff with little or no professional business training.

OneDentist.com.

     We have designed OneDentist.com, a Web site which we launched in February 2000, as an enabler, providing innovative business-to-business features for dentists, and interactive business-to-consumer resources for dental patients. We distinguish ourselves from other Web-based dental sites by designing and hosting for our dentists individual, interactive Web sites. These Web sites enable our dentists to communicate with and market to their patients and to provide their patients with content and information tailored specifically to each dentist's practice. In doing so, we offer each dentist the opportunity to develop and maintain his or her own brand identity with respect to communication with patients and vendors.

     For dentists, our OneDentist.com Web site currently offers:

     o    A personalized dental practice Web site designed with our resources;
     o Web hosting and interactive communication using e-mail to set appointments, deliver appointment reminders and answer patient questions;
     o    Standardized dental office procedures, manuals and forms;
     o The ability to purchase dental supplies and other goods and services on-line;
     o Educational features including dental news, classified advertisements, continuing dental education programs, marketing research and statistical profiles of other dental practices; and
     o    Patient referrals and relationship development through our Web site.

         We offer dentists integrated back-office tools and systems and intend to provide these resources on a secure, easy-to-implement browser-based Web platform in order to reduce dental office administrative burdens. Our OneDentist.com Web site also offers dentists marketing assistance through on-line patient referrals and appointment reminders designed to improve the relationship and bond between dentist and patient. The OneDentist.com Web site provides standardized dental office procedures and forms while allowing dentists to purchase dental supplies currently by e-mail and soon on-line. In order to support the need for continuing dental education, we intend to offer on-line continuing dental education programs, dental news, marketing research and statistical profiles of other dental practices, as well as classified dental advertisements.

     In the future, we intend to provide Web-based application software which will provide billing, scheduling, insurance and managed care benefits to our dentists. We are also negotiating strategic relationships which we believe will allow us to provide financial, insurance and professional employer organization services to our dentists.

    For dental patients, our OneDentist.com Web site currently offers:

     o A dentist finder search-engine, which enables consumers to locate and compare dentists by geographical location;
     o In-depth information on dental practices including location, map finding, areas of specialty, insurance information and backgrounds on practitioners;
     o Dental education, including dental health news and articles on dental treatments;
     o Interactive communication with the dental practice through e-mail, including scheduling arrangements, billing inquiries, insurance information and general questions; and
     o    Dental products for sale.



     In order to attract dental patients, our OneDentist.com Web site offers consumers a dentist-finder search engine, which enables consumers to locate and compare dentists by geographical location and offers in-depth information on dental practices, including map-finding, areas of specialty, insurance information and backgrounds on dental practitioners. In order to attract consumers to our Web site, we also offer free dental education information such as dental health news and articles on dental treatments. We offer patients the convenience of interactive communication with their dentists through e-mail, which allows for scheduling of appointments, billing inquiries and the exchange of insurance information. We also offer dental products for sale to consumers and in the future intend to increase the amount of time visitors are on our Web site by offering dental-related chat rooms and message boards.

Sources of Revenue.

     We will charge fees to our dental practitioners for designing, developing and hosting their Web sites, along with a monthly membership fee.

     In the future, we intend to earn additional revenue through:

     o    The sale of dental products to dentists and patients;
     o The sale of on-line continuing dental education products such as classes and seminars in dental practices;
     o Patient referral fees, appointment confirmations and satisfaction inquiries charged to dentists;
     o Fees and commissions earned under strategic arrangements with providers of financial, insurance, professional employer organization and related services;
     o E-commerce transaction fees charged for sales made by our dental and non-dental suppliers and vendors;
     o    In-practice consultation fees charged directly to dental offices; and
     o The sale of advertising and marketing messages targeted to specific demographic groups among our dentists and users.


     To date, other than Oxyfresh Worldwide, we have not entered into agreements with any third parties which will generate sales of products or services. Accordingly, we cannot assure that we will generate any such revenue in the future.

Strategy.

     Our goal is for OneDentist.com to become a leading Web destination for both dental professionals and dental patients by providing an interactive Web site tailored to the specific needs of each practitioner. In order to achieve our goal, we intend to:

     o    Increase the number of dental practitioners using our Web site by:

     Continuing to Develop Strategic Relationships. We intend to continue to develop strategic relationships with dental practice associations, insurance providers, billing services and practice- management groups. We will also offer tailored services and group discount rates to members of these strategic groups in order to obtain sponsorship and referrals from such groups. Consistent with this approach, we have entered into an agreement with Oxyfresh Worldwide, a network which includes approximately 10,000 dentists that distributes proprietary oral and other healthcare products through dental practitioners who act as distributors of the Oxyfresh dental product lines. Under the terms of our agreement with Oxyfresh, we provide free Web site design, e-mail, and Web hosting for Oxyfresh dentists who become members of the OneDentist.com program. In turn, Oxyfresh recommends our Web site to its dentist members, provides our promotional materials to be included in mailings made by Oxyfresh to its dentist members and generally recommends the use of our OneDentist.com Web site to its membership. Our agreement with Oxyfresh may be canceled by either party at any time.

     Entering Into Vendor Arrangements. We intend to negotiate supplier and vendor agreements covering a broad range of products and services. Our goal is to allow our dental practitioners to use our Web site as a one-stop shopping source for dental as well as non-dental products and services. We expect that our on-line suppliers and vendors will be national, regional and local firms who will be motivated to enter into strategic arrangements with us in order to access our dental practice database while reducing their transaction costs and improving their marketing efficiencies.

     Offering Innovative Web-Based Back-Office Management Software. We intend to become a Web-based application service provider, generally referred to as an "ASP", offering a complete line of management software for dental practitioners. Under our "digital dashboard" trade name, we will offer a wide variety of office management software tools which will include extensive collections of integrated back-office software, including billing, scheduling, insurance, managed-care benefits and other related back-office practice methods. The digital dashboard will also become a source of news and trends within the dental industry, and allow for the exchange of information, similar to an intranet, between dental practitioners through e-mail and real-time chats.

     Developing Direct Marketing Programs to Attract Small- to Medium-Size Dental Practices. In addition to marketing through trade groups and associations such as Oxyfresh, we intend to market directly to smaller dental practices. Due to the extreme fragmentation of the dental industry, we will seek to enroll dentists by initially concentrating on the top 100 dental markets. Our marketing will include conducting dental education seminars, and the use of on-line and traditional advertising media.

     Sponsoring Dental Trade Meetings, Promotional Events and Mentoring Programs. We intend to sponsor a number of events attended by dental professionals in order to further expose our brand. These events will include dental trade meetings and promotional events which are attended by dentists and dental product vendors as well as mentoring programs and related continuing dental education seminars and conferences.

     Offering Value-Priced Dental Products for the Practitioner. Through our anticipated national vendor relationships we expect to provide our dentists with dental products at significant discounts to their current supplier prices. In the future we also expect to provide our dentists with access to more information about suppliers and their products, as well as access to product supply auctions held by larger vendors.

     o Increase the number of dental patients using our and our dentists' Web sites by:

     Offering a User-Friendly Guide to Selecting Dentists in the User's Location. OneDentist.com provides dental consumers with a search engine that allows them to locate and compare our dentist members by geographical location.

Once a potential dental practice is selected, the site offers the consumer in-depth information on the dental practice including map-finding assistance, areas of specialty, insurance information and backgrounds on the practitioners.

     Providing Interesting and Informative News and Articles on Dental Subjects. We intend to enter into strategic relationships with industry partners in order to provide contemporary dental information and interesting dental content on a wide variety of dental subjects, including information on dental cosmetic procedures and new dental technological developments.

     Promoting the OneDentist.com Brand Name Through Web-Based and Traditional Media Advertising. We intend to use Web-based and traditional media to promote our brand directly to consumers. We believe that by increasing our consumer base we will attract additional dentist members, as well as advertisers and suppliers whose products and services are directed to the dental consumer.

     Developing Multi-Lingual Versions of Our Web Site. We intend to outsource the development of foreign language features for at least a portion of the OneDentist.com Web site, in order to attract non-English speaking users.

     o Further expand the functionality of our dentists' Web sites:

     We intend to further expand the functionality of our dentists' Web sites to provide substantially all of the content that will be available on our own OneDentist.com Web site. Accordingly, patients will find a content-rich and robust home page provided by their own dentist, thereby assisting the dentist in establishing his or her own brand, improving the relationship between the dentist and patient and allowing the patient to use the Web site as a portal for all dental needs.

     o Generate additional revenue through the on-line sale of dental products, advertising, e-commerce transaction fees and consultation services:

     In addition to the on-line sale of dental products and advertising, we believe we can generate additional revenue through e-commerce transaction fees and various consultation services. These services would include out-source activities such as patient appointment confirmation, fulfillment center services such as delivery of sample products, follow-up patient satisfaction inquiries and the like.

Marketing.

     We intend to market OneDentist.com memberships to dentists through dental practice associations such as Oxyfresh, insurance providers, dental product supply companies, billing services and practice-management groups. To support this effort, we intend to offer discounted Web services to members of these strategic groups. We will also market directly to small- and medium-size dental practices through on-line and traditional media advertising such as banner ads, targeted e-mail, direct mail, telemarketing and magazine advertisements. At the same time, we will seek to establish our brand with dental consumers through advertisements in national, regional and local magazines, as well as through on-line banner advertisements.

     We will also conduct educational seminars aimed at dentists, co-sponsored by advertising partners or vendors, relating to ongoing dental education as well as dental topics of current interest to dentists.

Competition.

     The on-line market for industry specific businesses, users and advertisers is new and rapidly evolving, and competition for users and advertisers is intense and is expected to increase significantly in the future. Barriers to entry are relatively insubstantial. We believe that the principal competitive factors for companies seeking to create these industry specific communities are critical mass, functionality, brand recognition, member affinity and loyalty, broad demographic focus and open access to visitors.

     A number of other companies have created Web-based communities for healthcare on the Internet including WebMD and DR.Koop.com. More specifically, a number of direct competitors offer on-line dental services to dentists and patients including QSINet, e-dental.com, dentistryon- line.com and r-dental.com. Most of these competitors offer Web sites focused on dentist referrals and dental information or news, while we emphasize the development of individual Web sites for dentists which allow for interactive communication with dental consumers and the delivery of marketing messages and in depth dental information to users. This competition could reduce our revenue or earnings or otherwise adversely affect our operations.

     We may also face competition in the future from Web directories, search engines, software archives, content sites, commercial on-line services, sites maintained by Internet service providers or ISPs, and other entities that establish dental communities on the Internet by developing their own Web sites or purchasing one of our competitors. In addition, we could face competition in the future from traditional media companies, a number of which have recently made significant acquisitions of or investments in Internet companies. There can be no assurance that our competitors and potential competitors will not develop communities that are equal or superior to or that achieve greater market acceptance than ours.

     We also compete with traditional forms of media such as newspapers, magazines, radio and television, for advertisers and advertising revenue. We believe that the principal competitive factors in attracting advertisers include the amount of traffic on the Web site, brand recognition, customer service, and the demographics of our members and viewers. We believe that the number of Internet companies relying on Web-based advertising revenue will increase in the future. Accordingly, we will likely face increased competition resulting in increased pricing pressures on our advertising rates which could in turn have a material adverse effect on our business, results of operations and financial condition.

     Virtually all of our existing and potential competitors, including Web directories and search engines and large traditional media companies, have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. These competitors are able to undertake more extensive marketing campaigns for their brands and services, adopt more aggressive advertising pricing policies and make more attractive offers to potential employees, distribution partners, commerce companies, advertisers and third-party content providers. There can be no assurance that Internet content providers and ISPs, including Web directories, search engines, shareware archives, sites that offer professional editorial content, commercial on-line services and sites maintained by ISPs, will not be perceived by advertisers as having more desirable Web sites for placement of advertisements.

     Many of our potential advertising customers and strategic partners have established collaborative relationships with competitors or potential competitors, and other high-traffic Web sites. Accordingly, there can be no assurance that we will be able to develop and increase our membership, traffic levels and advertiser customer-base. There can also be no assurance that we will be able to compete successfully against our current or future competitors or that competitors will not have a material adverse effect on our business, results of operation and financial condition.

Intellectual Property.

     We regard our technology as proprietary and intend to restrict use by others by seeking trademark, service mark, copyright and trade-secret protection. We currently have no patents or patents pending and do not anticipate that patents will become a significant part of our intellectual property in the foreseeable future. We generally enter into confidentiality agreements with our employees and consultants, and generally control access to and distribution of our documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our proprietary information without authorization, or to develop similar technology independently. We have registered the domain names "onedentist.com" and "1dentist.com" and intend to pursue the registration of our service marks in the United States and internationally. We have applied for the registration in the United States for the service mark "OneDentist." Effective trademark, service mark, copyright and trade-secret protection may not be available in every country in which our services are distributed or made available through the Internet, and policing unauthorized use of our proprietary information will be difficult.

     Legal standards relating to the validity, enforceability and scope of protection of certain proprietary rights in Internet-related businesses are uncertain and still evolving; no assurance can be given as to the future viability or value of any proprietary rights of ours or other companies within our market. There can be no assurance that steps taken by us will prevent misappropriation or infringement of our proprietary information. Any such infringement or misappropriation, should they occur, might have a material adverse effect on our business, results of operations and financial condition. In addition, litigation may be necessary in the future to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others. Such litigation might result in substantial costs and diversion of resources and management attention, and could have a material adverse effect on our business, results of operations, and financial condition. Furthermore, there can be no assurance that our business activities will not infringe upon the proprietary rights of others, or that other parties will not assert infringement claims against us.

Employees.

     As of September 30, 2000, we had one full-time employee and two part-time employees, including our executive officers.


Facilities.


     We currently sublease 1,500 square feet of office space on a month-to-month basis in Columbus, Ohio, from an affiliated entity for $1,545 per month. The amount we are paying on the sublease is the same amount paid by the affiliate to the landlord and is fair, reasonable and consistent with rentals charged by unaffiliated landlords in the same market area.

                                   MANAGEMENT

Directors and Executive Officers.

     The following table sets forth information regarding our executive officers and directors, all of whom joined us in 1999:

                                                                     Officer or
         Name          Age            Office                      Director Since
         ----          ---            ------                      --------------

   Richard J. Horn      47     Chairman of the Board and               July 1999
                                   Chief Executive Officer

   Graydon D. Webb      52     President, Treasurer and                July 1999
                                   Director

   G. W. McClure        50     Chief Operating Officer            September 2000

   Gerald S. Strauss    53     Secretary and Director                  July 1999

   Louis P. DiOrio      68     Director of Education Content           July 1999

   Phillip A. Knall     51     Vice President - Sales                  July 1999


     Directors hold office for a period of one year from their election at the annual meeting of stockholders and until their successors are duly elected and qualified. Officers are elected by, and serve at the discretion of, the Board of Directors. None of the above individuals has any family relationship with any other. Our audit committee is composed of: Messrs. Horn, Webb and Strauss. Directors do not receive payment for attending Board meetings, but are reimbursed for out-of- pocket expenses.

     The following is a summary of the business experience of each of our executive officers and directors:

     Richard J. Horn, is a graduate of Miami University of Ohio. In 1999 he co-founded Horn Interactive, Inc., a Web development company specializing in tools and content for corporate Intranets. From 1982 to 1999, he served as Chief Executive Officer of Comware Incorporated, a developer of on-line training programs for Fortune 500 corporations. He has won numerous national and international awards for his work in on-line learning, work tools and content. Mr. Horn devotes approximately 30 hours per week to our affairs and provides Web development and content management assistance through Horn Interactive.

     Graydon D. Webb, is a graduate of The Ohio State University and participated in its Executive MBA Program. Mr. Webb served as Vice President of Franchise Sales for Wendy's from 1973-1980. He founded G.D. Ritzy's, Inc., a fast-food franchiser, in 1980 and served as its Chairman through 1988. In 1988, he co-founded TouchChoice Systems, an interactive communications company, and served as an executive officer and director until 1991. From 1991 to 1998, he was founder and sole proprietor of Auric Group, a consulting group specializing in restaurant and general franchising activities. Auric's clients included PepsiCo, Bunge Foods International and Rally's. Since 1996, he has been Managing Director of Chapman Partners, LLC, a company engaged in mergers and acquisitions for food-related companies.

     G. W. "Rusty" McClure is a graduate of Ohio Wesleyan University with a Bachelor of Arts degree in Economics. He also earned a Master of Divinity degree from Emory University and a Master of Business Administration from Harvard Business School. From 1976 to 1983, Mr. McClure served as President and CEO of Brown Publishing Company where he directed the development and management of this holding company for 17 Mid West United States based newspapers including seven printing plants with revenue of $17 million per year. From 1983 to 1999, he was President and owner of Famous/Fraternity Sportsware a 23 year old decorator/distributor of silk screened and embroidered activeware and glassware, which primarily targeted the college and recreational markets. At Famous/Fraternity he was responsible for organizational structures, marketing concepts and financial planning. During his tenure Famous/Fraternity grew to 170 associates and 12 retail stores in six states. Since 1999, he has served as a consultant to Twenty First Century Communications, a leader in computer automated telephony to the electric utility industry.

     Gerald S. Strauss, is a graduate of The Ohio State University College of Dentistry and has been practicing general family dentistry in Marysville, Ohio, since 1973. During this time he also served as a Clinical Instructor at The Ohio State University College of Dentistry. He is an expert in dental practice valuation and enhancement. Dr. Strauss devotes approximately 30% of his time to our affairs.

     Louis P. DiOrio, MA, DDS, is a Professor Emeritus at The Ohio State University, having served on the dental faculty since 1974. He was an Associate Professor and Chair of Community Dentistry at the University of Texas Dental Branch at Houston from 1968 to 1973 and is an authority on dental practice enhancement and dental course design. He has authored several books, articles and manuals dealing with dental education. Dr. DiOrio devotes approximately 40% of his time to our affairs.

     Phillip A. Knall, D.D.S., is a graduate of The Ohio State University College of Dentistry, and has been a practicing dentist since 1974. He is also a dental consultant presenting seminars on the application of technology and advanced practice management to dental groups throughout the United Sates. Dr. Knall devotes approximately 30% of his time to our affairs.

Executive Compensation.

     None of our executive officers have received or currently receive compensation in excess of $100,000 per year. Mr. Webb, our President, does not currently receive a salary or other compensation from us. In September 2000 Mr. McClure, our Chief Operating Officer, entered into a two year employment agreement with us, providing for a salary of $5,000 per month until completion of the offering followed by a salary of $10,000 per month during the remaining term of the employment agreement. In connection with his employment, we also granted Mr. McClure options to purchase 450,000 shares of our common stock for $2.00 per share, vesting over a one year period.

     Although we have developed a stock option plan, none of our executive officers or directors, except Mr. McClure, have been granted stock options, warrants or similar securities.

Stock Option Plan.

     In July 2000, our board of directors adopted, subject to stockholder approval, our 2000 Stock Option Plan, which provides for the grant to employees, officers, directors and consultants of options to purchase up to an aggregate of 500,000 shares of common stock, consisting of both "incentive stock options" within the meaning of Section 422A of the United States Internal Revenue Code of 1986 (the "Code") and "non-qualified" options. Incentive stock options are issuable only to employees, while non-qualified options may be issued to non-employee directors, consultants and others, as well as to employees.

     The Plan will be administered by our board of directors, which will determine those individuals who are to receive options, the time period during which the options may be partially or fully exercised, the number of shares of common stock that may be purchased under each option, and the option price.


     The per share exercise price of the common stock subject to an incentive stock option or nonqualified option may not be less than the fair market value of the common stock on the date the option is granted. The per share exercise price of the common stock subject to a non-qualified option will be established by the board of directors. The aggregate fair market value, determined as of the date the option is granted, of the common stock that any employee may purchase in any calendar year pursuant to the exercise of incentive stock options may not exceed $1,000,000. No person who owns, directly or indirectly, at the time of the granting of an incentive stock option to him, more than 10% of the total combined voting power of all classes of our stock is eligible to receive any incentive stock options under the Plan unless the option price is at least 110% of the fair market value of the common stock subject to the option, determined on the date of grant. Non-qualified options are not subject to this limitation.

     No incentive stock option may be transferred by an optionee other than by will or the laws of descent and distribution, and during the lifetime of an optionee, the option will be exercisable only by him or her. In the event of termination of employment other than by death or disability, the optionee has three months after such termination during which he or she can exercise the option. Upon termination of employment of an optionee by reason of death or permanent total disability, his or her option remains exercisable for one year thereafter to the extent it was exercisable on the date of such termination. No similar limitation applies to non-qualified options.

     Options under the Plan must be granted within ten years from the effective date as amended of the Plan. The incentive stock options granted under the Plan cannot be exercised more than ten years from the date of grant except that incentive stock options issued to 10% or greater stock- holders are limited to five year terms. All options granted under the Plan will provide for the payment of the exercise price in cash or by delivery to us of shares of common stock already owned by the optionee having a fair market value equal to the exercise price of the options being exercised, or by a combination of such methods of payment. Therefore, an optionee may be able to tender shares of common stock to purchase additional shares of common stock and may theoretically exercise all of his stock options with no additional investment other than his original shares.

     Any unexercised options that expire or that terminate upon an optionee ceasing to be an officer, director or an employee becomes available once again for issuance. We have granted 450,000 options under the Plan to Mr. McClure.

Liability and Indemnification of Officers and Directors.

     Our Articles of Incorporation provides that our directors will not be liable for monetary damages for breach of their fiduciary duty as directors, other than the liability of a director for:

     o A breach of the director's duty of loyalty to our company or our stockholders;
     o Acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law;
     o Willful or negligent declaration of an unlawful dividend, stock purchase or redemption; or
     o Transactions from which the director derived an improper personal benefit.

     Our Articles of Incorporation require us to indemnify all persons whom we may indemnify pursuant to Colorado law to the full extent permitted by Colorado law.

     In addition, our bylaws require us to indemnify our officers and directors and other persons against expenses, judgments, fines and amounts incurred or paid in settlement in connection with civil or criminal claims, actions, suits or proceedings against such persons by reason of serving or having served as officers, directors, or in other capacities, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to our best interests and, in a criminal action or proceeding, if he had no reasonable cause to believe that his/her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of no contest or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to our best interests or that he or she had reasonable cause to believe his or her conduct was unlawful. Indemnification as provided in our bylaws shall be made only as authorized in a specific case and upon a determination that the person met the applicable standards of conduct. Insofar as the limitation of, or indemnification for, liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling us pursuant to the foregoing, or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such limitation or indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore, unenforceable.

             SECURITY OWNERSHIP OF EXECUTIVE OFFICERS, DIRECTORS AND
            BENEFICIAL OWNERS OF GREATER THAN 5% OF OUR COMMON STOCK

     The following table sets forth information with respect to the beneficial ownership of our common stock owned, as of September 30, 2000, by:

     o    The holders of more than 5% of our common stock;
     o    Each of our directors; and
     o    All of our directors and executive officers as a group.

     Each stockholder's address is in care of our company at 5300 McKitrick Boulevard, Columbus, Ohio 43235.


                                        Number of              Percent of Common         Percent of Common
                                    Shares of Common             Stock Owned                Stock Owned
Name of Beneficial Owner               Stock Owned            Prior To Offering           After Offering
------------------------            ----------------          ------------------         ------------------


Richard J. Horn                         841,361                    16.8%                     12.7%
Graydon D. Webb                         425,941                     8.5%                      6.5%
Gerald S. Strauss                       483,212                     9.7%                      7.3%
Andrew L. Horn                          587,612                    11.8%                      8.9%
Edward Kelley                           383,525                     7.7%                      5.8%
Joel M. McCuen                          483,212                     9.7%                      7.3%
Louis P. DiOrio                         305,587                     6.1%                      4.6%
All officers and directors
as a group (six persons)              2,263,376                    45.3%                     34.3%

                              SELLING STOCKHOLDERS

     The following table sets forth the names of the selling stockholders and the number of shares of our common stock beneficially owned by the selling stockholders as of September 30, 2000. Each selling stockholder is offering all shares owned by him or her. The table includes 209 selling stockholders who acquired their shares in a private placement of our common stock under the provisions of Rule 506 of Regulation D enacted under the Securities Act of 1933, in February 1997.

     The following shares may be offered from time to time by the selling stockholders named below. The selling stockholders may not offer their shares for sale until we close our offering of up to 1,600,000 shares and our common stock is listed for trading on the Bulletin Board or the Pink Sheets. However, the selling stockholders are under no obligation to sell all or any portion of these shares of our common stock. In addition, the selling stockholders are not obligated to sell such shares of our common stock immediately under this prospectus. Since the selling stockholders may sell all or part of the shares of common stock offered in this prospectus, we cannot estimate the number of shares of our common stock that will be held by the selling stockholders upon termination of this offering.

     Other that Mr. Kelley, none of the selling stockholders are officers, directors or principal stockholders of our company, and none own 5% or more of our outstanding common stock. The address of each selling stockholder is in care of our company at 5300 McKitrick Boulevard, Columbus, Ohio 43235.

                                                Shares Beneficially
                                              Owned and Offered As of
                                                 the Offering Date
           Name
    of Beneficial Owner                     Number             Percent
    -------------------                     ------             -------


Helene Abrahams                               375                 *
Marshall Abrahams                             375                 *
Gary A. Agron                               112,312              1.7%
William C. Anderson                         100,000              1.5%
Elaine Asarch                                 375                 *
Richard Asarch                                375                 *
Asian Pacific Industries Ltd.                 375                 *
Brenda S. Bagg                                375                 *
Gerald A. Bagg                                375                 *
Douglas C. Ball                               375                 *

                                                Shares Beneficially
                                              Owned and Offered As of
                                                 the Offering Date
           Name
    of Beneficial Owner                     Number             Percent
    -------------------                     ------             -------

Milton H. Barbarosh                           375                 *
Ricki Barbarosh                               375                 *
James D. Beatty                               375                 *
Susan Elliot Beatty                           375                 *
Carylyn K. Bell                               375                 *
J. Daniel Bell                                375                 *
Gerald M. Berenstein                          375                 *
Kathy Berenstein                              375                 *
Andrew N. Bernstein                           375                 *
Barbara V. Bernstein                          375                 *
Mitchell H. Bernstein                         375                 *
Angela Bortoluzzi                             375                 *
Eugene Bortoluzzi                             375                 *
Bruce W. Breitweiser                          375                 *
Jeannie W. Breitweiser                        375                 *
Arna K. Campbell                              375                 *
Roger R. Campbell                             375                 *
Capital General Corporation
Limited                                       375                 *
Robert Carrier                                375                 *
Ben Casale                                    375                 *
Christina Casale                              375                 *
John E. Cathcart                              375                 *
Jack H. Chabot                              25,000                *
Ki Wai Chan                                   375                 *
Ting Sun Chang                                375                 *
Barbara F. Chapman                            375                 *

                                                Shares Beneficially
                                              Owned and Offered As of
                                                 the Offering Date
           Name
    of Beneficial Owner                     Number             Percent
    -------------------                     ------             -------



Jay H. Chapman                                375                 *
Jiansi Chen                                   375                 *
Andrew Chu                                    375                 *
Kwok Fu Chu                                   375                 *
Yin Kam Chu                                   375                 *
Naomi R. Cohn                                 375                 *
Rennei K. Coleman                             375                 *
Robert J. Coleman                             375                 *
David L. Cove                                 375                 *
Garth G. Cox                                25,000                *
Gerald Crouch                               50,000                *
Keith A. Darling                            25,000                *
Jack R. Daugherty                             375                 *
Shelley F. Daugherty                          375                 *
Joseph F. Demeo                               375                 *
Mary Jean Demeo                               375                 *
Tim DeRosa                                  25,000                *
Ernest DuFresne                               375                 *
eCap Ventures, LLC                          50,000                *
Elliot Living Trust                           375                 *
Joanne Ernsten                                375                 *
Heather Evans                                 375                 *
Joseph Fazzone                              112,313              1.7%
H. Thomas Fehn                                375                 *
Monica R. Fehn                                375                 *
John E. Fitzpatrick                           375                 *

                                                Shares Beneficially
                                              Owned and Offered As of
                                                 the Offering Date
           Name
    of Beneficial Owner                      Number             Percent
    -------------------                      ------             -------


Suzanne Fitzpatrick                           375                 *
Five Oaks Investment Corp.                    375                 *
Wayne Fletcher                                375                 *
Carolyn Fong                                  375                 *
Henry Fong                                    375                 *
Chris Freeman                                 375                 *
Maria Freeman                                 375                 *
Jeffrey Frieldand                             375                 *
GM/CM Family Partners, Ltd.                 112,312              1.7%
Penelope S. Gallagher                         375                 *
William J. Gallagher                        112,313              1.7%
Anthony P. Gargiulo                           375                 *
Marcia A. Gargiulo                            375                 *
Judith H. Geller                              375                 *
Richard A. Geller                             375                 *
Bruce Gillman                               50,000                *
Kimberly K. Gollehon                          375                 *
Ronald D. Gollehon                            375                 *
Zachary T. Gordon                             375                 *
Caryljo M. Greenblatt                         375                 *
Phill D. Greenblatt                           375                 *
Ian Gunn                                      375                 *
Michele Gunn                                  375                 *
Gary Gutterman                                375                 *

                                                Shares Beneficially
                                              Owned and Offered As of
                                                 the Offering Date
           Name
    of Beneficial Owner                      Number             Percent
    -------------------                      ------             -------

Sheila M. Gutterman                           375                 *
Harris Trust Dtd 8/22/94
Robert Allen Strahl Trustee                   375                 *
Deborah Hattoy-Londelius                      375                 *
John Hickey                                   375                 *
Marsha Hillhouse                              375                 *
Matthew Hillhouse                             375                 *
Anne Marie Janssens-Lens                      375                 *
Paul F. Janssens-Lens                         375                 *
John Epert Family Trust                       375                 *
Leys Johnston-Koyle                           375                 *
Bernard F. Jones                            25,000                *
Jeffrey E. Kahler                             375                 *
Joshua S. Kanter                              375                 *
Linda B. Kaufmann                             375                 *
Thomas A. Kaufmann                            375                 *
Brian Kelley                                  375                 *
Edward Kelley                               35,000                *
Jack D. Kelley                                375                 *
Jane A. Kelley                                375                 *
Teresa M. Kelley                              375                 *
George L. Kentris                           50,000                *
Colleen A. Keogh                              375                 *
Gary E. Keogh                                 375                 *
Mary Kilgore                                  375                 *
Raymond Kilgore                               375                 *

                                                Shares Beneficially
                                              Owned and Offered As of
                                                 the Offering Date
           Name
    of Beneficial Owner                     Number             Percent
    -------------------                     ------             -------

Cynthia Kirby                                 375                 *
Gerald Kirby                                  375                 *
Lisa A. Kirby                                 375                 *
Michael Kirby                                 375                 *
Michael Kleinman                              375                 *
Michael J. Kourie                           50,000                *
W. Koyle                                      375                 *
Janet A. Kritzer                              375                 *
Stuart A. Kritzer                             375                 *
Lyckle Kuipers                                375                 *
Dave Lageschulte                              375                 *
Noel Langdon                                  375                 *
Mrs. Noel Langdon                             375                 *
Bernard Laurent                               375                 *
Corinne Laurent                               375                 *
Jill A. Lee                                   375                 *
Herbert I. Lee                                375                 *
Alan J. Levin DDS                             375                 *
Cynthia L. Levin                              375                 *
John T. Lisenby                               375                 *
Mary Jane Lisenby                             375                 *
John Londelius                                375                 *
Patricia Lorenz                               375                 *
Chi Ting Lui                                  375                 *
Luen Hing Lui                                 375                 *

                                                Shares Beneficially
                                              Owned and Offered As of
                                                 the Offering Date
          Name
    of Beneficial Owner                     Number             Percent
    -------------------                     ------             -------

Michael Lupynec                               375                 *
Stephanie Lupynec                             375                 *
Neil G. Macey                                 375                 *
Sharon Marks                                  375                 *
Stanley Marks                                 375                 *
David K. Marshall                             375                 *
Janet M. Marshall                             375                 *
Earnest Mathis                                375                 *
Jessie Mathis                                 375                 *
Mathis Family Partners, Ltd.                112,312              1.7%
Don D. Miller                                25,000               *
Don E. Montague                               375                 *
Gary A. Mosko                                 375                 *
Paula L. Mosko                                375                 *
Leslie L. Neadeau                             375                 *
Jeane Hays Nerlino                            375                 *
Vincent Nerlino                               375                 *
Paul Newland                                  375                 *
Po Ming Ng                                    375                 *
Gertrude R. Nittler                           375                 *
Roger J. Nittler                              375                 *
Noraminter Holdings Limited                   375                 *
Kurt Ohlson                                   375                 *

                                                Shares Beneficially
                                              Owned and Offered As of
                                                 the Offering Date
           Name
    of Beneficial Owner                      Number            Percent
    -------------------                      ------            -------

Tam Ohlson                                    375                 *
868982 Ontario Inc.                           375                 *
932027 Ontario Inc.                           375                 *
Carol R. Paderski                             375                 *
David R. Paderski                             375                 *
Fong Nei Pak                                  375                 *
C.K.C. Partners                               375                 *
Stuart W. Pattison                            375                 *
Gary B. Peterson                              375                 *
Gordon E. Peterson                            375                 *
Dana L. Phillips                              375                 *
Ramon D. Phillips                             375                 *
C.R. Plaxton                                  375                 *
Gail E. Ploen                                 375                 *
Jeff P. Ploen                                 375                 *
Annette Pluss                                 375                 *
Richard G. Pluss                              375                 *
Jeffrey B. Preitauer                          375                 *
Michelle Preitauer                            375                 *
Gregory Pusey                                 375                 *
Jill Pusey                                    375                 *
Adam Radley                                   375                 *

                                                Shares Beneficially
                                              Owned and Offered As of
                                                 the Offering Date
           Name
    of Beneficial Owner                     Number             Percent
    -------------------                     ------             -------

Pamela S. Randall                             375                 *
Richard Randall                               375                 *
Gisela Ratcliff                               375                 *
Richard Ratcliff                              375                 *
Debra S. Rhoads                               375                 *
Mitchell E. Rhoads                            375                 *
A. J. Robbins                                 375                 *
Barbara J. Robbins                            375                 *
John Robertson                                375                 *
Shane XG Rodgers                              375                 *
Danielle L. Rosendahl                         375                 *
Steven F. Rosendahl                           375                 *
Len Rothstein                                 375                 *
Dan Rudden                                    375                 *
Peg Rudden                                    375                 *
Martha H. Rudman                              375                 *
Ronald L. Rudman                              375                 *
Barry Schechter                               375                 *
Suzanne Schechter                             375                 *
John W. Scherer                               375                 *
Edward Schlauch                               375                 *
Janice Schneider                              375                 *

                                                Shares Beneficially
                                              Owned and Offered As of
                                                 the Offering Date
           Name
    of Beneficial Owner                     Number             Percent
    -------------------                     ------             -------

Richard Schneider                             375                 *
Chester P. Schwartz                           375                 *
Louise S. Schwartz                            375                 *
Adele A. Seger                                375                 *
Chad Seger                                    375                 *
Shaneko Investment
Corporation                                   375                 *
Jeanette I. Shaw                              375                 *
Jerry L. Shaw                                 375                 *
Douglas Shields                               375                 *
Mary D. Silleck                               375                 *
R. Hayden Silleck                             375                 *
Beverle A. Skufca                             375                 *
William Skufca                                375                 *
Martha Sue Sloven                             375                 *
Sam S. Sloven                                 375                 *
Snoflake Limited                              375                 *
Stewart Somers                                375                 *
Izzy Sonenreich                               375                 *
Surfco International, Inc.                  112,313              1.7%
Dirk Tinley                                   375                 *
Donald S. Unruh                             50,000                *
Ronald Wilson                               50,000                *
Paul D. Yoder                               25,000                *

* Less than 1%

Information Regarding the Selling Stockholders.

The shares of our common stock which the selling stockholders or their pledgees, donees, transferees or other successors in interest are offering for resale will be sold from time to time in one or more of the following transactions:

     o    Block transactions;
     o Transactions on the Bulletin Board or on such other market on which our common stock may from time to time be trading;
     o    Privately negotiated transactions;
     o    Through the writing of options on the shares;
     o    Short sales; or
     o    Any combination of these transactions

The sale price to the public in these transactions may be:

     o    The market price prevailing at the time of sale;
     o    A price related to the prevailing market price;
     o    Negotiated prices; or
     o Such other price as the selling stockholders determine from time to time.

     The selling stockholders may not offer their shares for sale until we close our offering of up to 1,600,000 shares and then not until our common stock is listed for trading on the Bulletin Board or the Pink Sheets.

     In the event that we permit or cause this prospectus to lapse, the selling stockholders may sell shares of our common stock pursuant to Rule 144 under the Securities Act of 1933. The selling stockholders will have the sole and absolute discretion not to accept any purchase offer or make any sale of these shares of our common stock if they deem the purchase price to be unsatisfactory at any particular time.

     The selling stockholders or their pledges, donees, transferees or other successors in interest, may also sell these shares of our common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of these shares of our common stock for whom such broker-dealers may act as agents or to whom they sell as principal, or both. As to a particular broker-dealer, this compensation might be in excess of customary commissions. Market makers and block purchasers purchasing these shares of our common stock will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of our common stock in block transactions to market makers or other purchasers at a price per share which may be below the prevailing market price of our common stock. There can be no assurance that all or any of these shares of our common stock offered hereby will be issued to, or sold by, the selling stockholders. Upon effecting the sale of any of these shares of our common stock offered under this prospectus, the selling stockholders and any brokers, dealers or agents, hereby, may be deemed "underwriters" as that term is defined under the Securities Act of 1933 or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

     Alternatively, the selling stockholders may sell all or any part of the shares of our common stock offered hereby through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If a selling stockholder enters into an agreement or agreements with an underwriter, then the relevant details will be set forth in a supplement or revision to this prospectus.

     The selling stockholders and any other persons participating in the sale or distribution of these shares of our common stock will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of these shares of our common stock by, the selling stockholders. Furthermore, pursuant to Regulation M, a person engaged in a distribution of our securities prohibited from bidding for, purchasing, or attempting to induce any person to bid for or purchase our securities for a period beginning five business days prior to the date of this prospectus throughout the applicable restrictive period. These regulations may affect the marketability of these shares of our common stock.

     We will pay substantially all of the expenses incident to the registration and offering of our common stock, other than commissions or discounts of underwriters, broker-dealers or agents.

                              PLAN OF DISTRIBUTION

     We are offering a minimum of 800,000 shares and a maximum of 1,600,000 shares on a best- efforts basis directly to the public through our officers and directors, as well as through securities brokers-dealers who are members of the NASD. Our officers and directors will not receive any compensation for assisting us with the offering, but NASD members will receive a commission of $0.1625 for each share sold. We will also issue to NASD members one common stock purchase warrant for each ten shares sold. Each warrant will be exercisable to purchase one share of our common stock at $1.875 per share, or 150% of the public offering price per share, commencing one year from the date of this prospectus and for a period of four years thereafter. The warrants may not be assigned, transferred or hypothecated for a period of one year except to officers and partners, but not directors, of the selling NASD members. No broker-dealer has agreed to participate in the offering as of the date of this prospectus. Following this one year period, we may agree to register the shares underlying the warrants for resale, although we will not be obligated to do so.

     We may provide NASD members who participate in the offering with a list of persons compiled by our President who we believe may be interested in purchasing shares. These persons will primarily be individuals who become aware of our offering as a result of our SEC filings, individuals referred to us by other individuals who are aware of our offering, dentists who become aware of our offering and referrals from broker dealers to whom our President has spoken, but who do not want to participate with us as a selected dealer. NASD members who do participate with us as selected dealers may sell shares to such persons and to their own customers. No affiliated person will be allowed to purchase shares to meet the minimum share requirement.

     We intend to apply to list our common stock on the Electronic Bulletin Board. Unless and until the common stock is accepted for listing, no public market will develop for the resale of the securities.

     Prior to this offering, there has been no market for our securities. Accordingly, the public offering price for the shares was determined solely by us. Among the factors we considered in determining the public offering price were our record of operations, our current financial condition, our future prospects, the background of our management, and the general condition of the equity securities market.


Method of Subscribing.

     Persons may subscribe by completing and returning our subscription agreement. The offering price of $1.25 per share must accompany the subscription agreement. All checks must be made payable to "Key Bank - OneDentist Resources, Inc. Escrow Account". All checks will be transmitted by broker-dealers to the escrow account by noon of the next business day following receipt. The minimum purchase is 2,000 shares for $2,500. Certificates for the shares subscribed will be issued within three business days following the closing of the offering.

Selling Period.

     The selling period of the offering will terminate 90 days from the date of this prospectus unless extended for up to an additional 60 days.

Minimum-Maximum and Escrow.

     Until the minimum 800,000 shares are sold, all funds will be deposited in a non-interest bearing escrow account at Key Bank, Denver, Colorado and such funds will only be invested in investments permissible under SEC Rule 15c2-4. In the event that 800,000 shares are not sold during the 90-day selling period commencing on the date of this prospectus, all funds will be promptly returned to investors without deduction or interest. If 800,000 shares are sold, we may either continue the offering for the remainder of the selling period or close the offering at any time.

Right to Reject.

     We reserve the right to reject any subscription, and to withdraw the offering at any time prior to acceptance of the subscriptions received, if acceptance of a subscription would result in the violation of any laws to which we are subject.


                  RELATED PARTY AND OTHER MATERIAL TRANSACTIONS

     In January, 2000 we entered into an agreement with JagCapial, Inc. to provide financial consulting services to us. We paid JagCapital a fee of $25,000 to give us general financial advice, to assist us in merging with Haleakala Enterprises, Inc. and to advise us on conducting a private placement of our securities. We currently pay JagCapital a fee of $2,000 per month for continuing financial consulting services.

     In April, 2000 we entered into a license agreement with Horn Interactive, Inc., a company owned and controlled by Mr. Horn, the Chairman of our board of directors, under which we received an exclusive and perpetual license for the software currently powering our Web site for $1.00 together with the issuance of 841,361 shares of our common stock to Mr. Horn. The fair market value of the Web site development is approximately $65,000 and has been capitalized and recorded as additional paid in capital. In the future, we may pay fees to Horn Interactive for software development. Any payments to any affiliated company, including Horn Interactive, will be approved by the independent members of our board of directors and will be fair, reasonable and consistent with fees and charges which would be assessed by non-affiliates in our market area.


                          DESCRIPTION OF CAPITAL STOCK
General.

     We are authorized to issue 25,000,000 shares of common stock, no par value per share, and 10,000,000 shares of preferred stock, no par value per share.

Common Stock.

     At September 30, 2000, there were 5,000,000 shares of common stock outstanding. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. There is no right to cumulate votes in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available therefor subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock.

     Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities. All of the outstanding shares of common stock are fully paid and nonassessable.

Preferred Stock.

     Shares of preferred stock may be issued from time to time in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by stockholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock. There are no shares of Preferred Stock outstanding.

Dividends.

     We do not intend to pay dividends on our capital stock in the foreseeable future.


Transfer Agent.

     Corporate Stock Transfer, Inc., Denver, Colorado is our transfer agent.


                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, we will have 6,600,000 shares outstanding, including 3,010,000 shares which have been registered by this prospectus and 3,590,000 shares which are restricted shares but may be sold under Rule 144 commencing in June 2001.

     In general, under Rule 144 as currently in effect, a person, or persons whose shares are aggregated, who owns shares that were purchased from us, or any affiliate, at least one year previously, including a person who may be deemed our affiliate, is entitled to sell within any three- month period, a number of shares that does not exceed the greater of:

     o    1% of the then outstanding shares of our common stock; or

     o The average weekly trading volume of our common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

     Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about us. Any person who is not deemed to have been our affiliate at any time during the 90 days preceding a sale, and who owns shares within the definition of "restricted securities" under Rule 144 under the Securities Act that were purchased from us, or any affiliate, at least two years previously, is entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     Future sales of restricted common stock under Rule 144 or otherwise or of the shares which we are registering under this prospectus could negatively impact the market price of our common stock. We are unable to estimate the number of shares that may be sold in the future by our existing stockholders or the effect, if any, that sales of shares by such stockholders will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock by existing stockholders could adversely affect prevailing market prices.


                                     EXPERTS

     Our financial statements included in this prospectus as of and for the period ended December 31, 1999, have been included in reliance on the reports of Hausser & Taylor, LLP, independent certified public accountants, given on the authority of this firm as experts in accounting and auditing.

     The financial statements of Haleakala Enterprises, Inc. for the years ended December 31, 1999 and 1998 and the period from November 26, 1996 (date of inception) to December 31, 1999 have been included in reliance upon the report of Angell & Deering, independent certified public accountants, given on the authority of this firm as experts in accounting and auditing. Angell & Deering have not audited or reviewed the unaudited interim financial information and have not expressed an opinion or any other form of assurance with respect to such financial information.


                                  LEGAL MATTERS

     The validity of our common stock offered hereby will be passed upon for us by the Law Office of Gary A. Agron, Englewood, Colorado. Mr. Agron owns 112,312 shares of our common stock.


                       WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Securities and Exchange Commission, Washington, D.C. 20549, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to OneDentist Resources, Inc., and our common stock offered hereby, reference is made to the registration statement and the exhibits filed as part of the registration statement. Following the effective date of the prospectus, we will be required to file periodic reports with the Securities and Exchange Commission, including quarterly reports, annual reports which include our audited financial statements and proxy statements. The registration statement, including exhibits thereto, and all of our periodic reports may be inspected without charge at the Securities and Exchange Commission's principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Securities and Exchange Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048, after payment of fees prescribed by the Securities and Exchange Commission. You may obtain additional information regarding the operation of the Public Reference Section by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a World Wide Web site which provides on-line access to reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission at the address: http://www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                                                                         Page
                                                                         ----
OneDentist Resources, Inc.
   Pro Forma Financial Information

   Pro Forma Statement of Operations ...............................     F-1
   Pro Forma Notes .................................................     F-2


OneDentist Resources, Inc.
   Independent Auditors' Report ....................................     F-3
   Balance Sheets...................................................     F-4
   Statements of Operations ........................................     F-5
   Statements of Stockholders' Equity ..............................     F-6
   Statements of Cash Flows ........................................     F-7
   Notes to Financial Statements ...................................     F-8

Haleakala Enterprises, Inc.

   Independent Auditors' Report ....................................     F-14

   Balance Sheets as of April 30, 2000 (unaudited) and
    December 31, 1999 ..............................................     F-15

   Statements  of  Operations  for the four  months  ended
    April 30, 2000 and 1999 (unaudited) and for the period from
    November 27, 1996 (date of inception) to  April 30, 2000
    (unaudited) and for the years ended December 31, 1999 and 1998 and for the period from November 27, 1996 (date of inception)
    to December 31, 1999 ...........................................     F-16

   Statements of Changes in Stockholders' Equity (Deficit)
    for the four months ended April 30, 2000 (unaudited) and
    for the years ended December 31, 1999, 1998, 1997 and 1996 .....     F-17

   Statements  of Cash Flows for the four months ended
    April 30, 2000 and 1999 (unaudited) and for the period from
    November 27, 1996 (date of inception) to April 30, 2000
    (unaudited) and for the years ended December 31, 1999 and 1998 and for the period from November 27, 1996 (date of inception)
    to December 31, 1999 ...........................................     F-18

   Notes to Financial Statements ...................................     F-19

                           OneDentist Resources, Inc.
                          (A Development Stage Company)

                         PRO FORMA FINANCIAL INFORMATION


     The unaudited pro forma combined financial statements give effect to the merger using the purchase method of accounting. These unaudited pro forma financial statements have been prepared as if the merger of OneDentist.com, Inc. and Haleakala Enterprises, Inc. had occurred on July 16, 1999. The business combination was closed effective June 30, 2000 with the shareholders of OneDentist.com, Inc. succeeding to the controlling interest in Haleakala Enterprises, Inc. in a transaction similar to a "reverse merger". This transaction has been recorded as a re-capitalization with OneDentist.com, Inc. considered the acquirer. Subsequent to the merger, the Company changed their name to OneDentist Resources, Inc. Due to the re-capitalization, historical stockholders' equity of the acquirer prior to the merger has been adjusted to the equivalent number of shares received in the merger.

                                PROFORMA STATEMENT OF OPERATIONS
             The period from July 16, 1999 (date of inception) through December 31, 1999
             ---------------------------------------------------------------------------

                                            Haleakala                                         Statement
                                         Enterprises, Inc.      OneDentist.com, Inc.        of Operations
                                         -----------------      -------------------         -------------
SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES                 $      --                 $     2,150               $     2,150
                                         -----------               -----------               -----------

OPERATING LOSS                                  --                      (2,150)                   (2,150)

OTHER INCOME
  Interest income                               --                        --                        --
                                         -----------               -----------               -----------

NET LOSS                                 $      --                 $    (2,150)                   (2,150)
                                         ===========               ===========               ===========

BASIC AND DILUTIVE LOSS PER
  SHARE                                  $      --                 $     (0.00)              $     (0.00)
                                         ===========               ===========               ===========

WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING                          750,000                 4,250,000                 5,000,000
                                         ===========               ===========               ===========

                                PROFORMA STATEMENT OF OPERATIONS
                          Nine months ended September 30, 2000 (Unaudited)
                          ------------------------------------------------

                                           (Unaudited)                                     (Unaudited)
                                            Haleakala               (Unaudited)             Statement
                                         Enterprises, Inc.     OneDentist.com, Inc.       of Operations
                                         -----------------     --------------------       -------------

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES                 $     3,600               $   220,485               $   224,085
                                         -----------               -----------               -----------

OPERATING LOSS                                (3,600)                 (220,485)                 (224,085)

OTHER INCOME
  Interest income                               --                      3,625                      3,625
                                         -----------               -----------               -----------

NET LOSS                                 $    (3,600)              $  (216,860)                 (220,460)
                                         ===========               ===========               ===========

BASIC AND DILUTIVE LOSS PER
  SHARE                                  $     (0.00)              $     (0.05)              $     (0.04)
                                         ===========               ===========               ===========

WEIGHTED AVERAGE COMMON
 SHARES OUTSTANDING                          750,000                 4,250,000                 5,000,000
                                         ===========               ===========               ===========

   The accompanying notes are an integral part of these financial statements.

                                                   F-1

                           OneDentist Resources, Inc.
                          (A Development Stage Company)

                     Notes to Pro Forma Financial Statements


     The unaudited pro forma combined financial statements give effect to the merger using the purchase method of accounting. These unaudited pro forma financial statements have been prepared as if the merger of OneDentist.com, Inc. and Haleakala Enterprises, Inc. occurred July 16, 1999.

Note 1. Merger of OneDentist.com, Inc. and Haleakala Enterprises, Inc.

     At July 16, 1999, Haleakala Enterprises, Inc. (Haleakala) had
     25,000,000 shares of no par value common stock authorized of which 1,000,000 shares were issued and outstanding. Haleakala had 10,000,000 shares of no par value preferred stock, none of which were issued or outstanding. At July 16, 1999, OneDentist.com, Inc. had authorized 850 shares of no par value common stock, 100 shares issued and outstanding. On June 30, 2000, the companies entered into a shares exchange agreement. Haleakala effectuated a reverse stock split of its outstanding common stock, reducing 1,000,000 shares to 750,000 shares. The shareholders of OneDentist.com, Inc. exchanged all of their outstanding shares with Haleakala for 4,250,000 newly issued shares of Haleakala's no par value common stock. Subsequent to the merger, the Company changed their name to OneDentist Resources, Inc.

To the Stockholders
OneDentist Resources, Inc.
Columbus, Ohio



                          Independent Auditors' Report
                          ----------------------------

     We have audited the accompanying balance sheet of OneDentist Resources, Inc. as described in Note 1A, (a development stage company) as of December 31, 1999, and the related interim statements of operations, stockholders' equity, and cash flows for the period from July 16, 1999 (date of inception) through December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material aspects, the financial position of OneDentist Resources, Inc. (a development stage company) as of December 31, 1999, and the results of its operations and its cash flows for the period from July 16, 1999 (date of inception) through December 31, 1999 in conformity with generally accepted accounting principles.

     The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As shown in the accompanying financial statements and discussed in Note 1, the Company has incurred losses from operations since inception and is dependent on obtaining additional financing for continuation of its operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                           /s/  Hausser + Taylor LLP

June 20, 2000, except for Notes 1A,
 3 and 6 as to which the date is
 June 30, 2000

Columbus, Ohio

                                   OneDentist Resources, Inc.
                                 (A Development Stage Company)

                                           BALANCE SHEETS

                                                                                 (Unaudited)
                 ASSETS                                December 31, 1999      September 30, 2000
                 ------                               -----------------       ------------------

CURRENT ASSETS
  Cash and cash equivalents                               $    --                  $  39,445
  Deferred costs (Note 1)                                      --                     75,147
                                                          ---------                ---------
    Total current assets                                       --                    114,592
                                                          ---------                ---------
Computer equipment, net of accumulated
 depreciation (Note 1)                                         --                      1,069
                                                          ---------                ---------
OTHER ASSETS
  Software development asset,
   net of accumulated amortization (Note 3)                  65,000                   50,556
                                                          ---------                ---------
    Total other assets                                       65,000                   50,556
                                                          ---------                ---------

                                                          $  65,000                $ 166,217
                                                          =========                =========


                               LIABILITIES AND STOCKHOLDERS' EQUITY
                               ------------------------------------

CURRENT LIABILITIES
  Accounts payable                                        $   2,150                $  41,190
  Accrued payroll and related taxes                            --                      3,736
                                                          ---------                ---------
    Total current liabilities                                 2,150                   44,926
                                                          ---------                ---------

COMMITMENTS (Note 2)                                           --                       --

STOCKHOLDERS' EQUITY
  Common stock, no par value,
   25,000,000 shares authorized,
   5,000,000 issued and outstanding (Note 6)                      1                  284,752
  Preferred stock, no par value,
   10,000,000 shares authorized, no shares
   issued and outstanding                                      --                       --
  Additional paid-in-capital (Note 3)                        65,000                   65,000
  Deficit accumulated during the development stage           (2,151)                (228,461)
                                                          ---------                ---------
                                                             62,850                  121,291
                                                          ---------                ---------

                                                          $  65,000                $ 166,217
                                                          =========                =========


      The accompanying notes are an integral part of these financial statements.


                                         F-4


                                           OneDentist Resources, Inc.
                                         (A Development Stage Company)

                                           STATEMENTS OF OPERATIONS

                                                                                                     (Unaudited)
                                                      The period from                              The period from
                                                    July 16, 1999 (date       (Unaudited)        July 16, 1999 (date
                                                   of inception) through   Nine months ended    of inception) through
                                                     December 31, 1999     September 30, 2000    September 30, 2000
                                                     -----------------     ------------------    ------------------

REVENUES                                               $      --             $      --             $      --

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                 2,150               224,085               226,235
                                                       -----------           -----------           -----------

OPERATING LOSS                                              (2,150)             (224,085)             (226,235)

OTHER INCOME
  Interest income                                             --                   3,625                 3,625
                                                       -----------           -----------           -----------

NET LOSS                                               $    (2,150)          $  (220,460)          $  (222,610)
                                                       ===========           ===========           ===========

BASIC AND DILUTIVE LOSS PER SHARE                      $     (0.01)          $     (0.04)          $     (0.04)
                                                       ===========           ===========           ===========

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING               5,000,000             5,000,000             5,000,000
                                                       ===========           ===========           ===========


                  The accompanying notes are an integral part of these financial statements.

                                                       F-5


                                          OneDentist Resources, Inc.
                                        (A Development Stage Company)

                                      STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                                                     Deficit
                                                                                                   Accumulated
                                                             Number                   Additional    During The
                                                               of        Common       Paid-in-     Development
                                                             Shares       Stock       capital       Stage
                                                          ------------   --------     ----------   -----------

Initial capitalization
 of OneDentist.com, Inc. (Notes 3 and 6)                        100.00   $      1       65,000      $    --

Net loss for the period from July 16, 1999
 through December 31, 1999                                       --           --           --         (2,150)
                                                          ------------   --------     --------      --------
Balance December 31, 1999                                       100.00          1       65,000        (2,150)
                                                          ------------   --------     --------      --------
Sale of common stock, net of related
 costs of $30,000 (Note 6)                                       14.29    282,500         --           --

Stock issued to the stockholders of
 OneDentist.com, Inc. in exchange for 100% of their voting shares (Note 6):

    Exchange of OneDentist.com, Inc. shares                    (114.29)      --           --           --

    Receipt of Haleakala Enterprises, Inc. shares         4,250,000.00       --           --           --

Effect of re-capitalization (Note 6)                        750,000.00      2,251         --         (5,851)

Net loss for the nine months ended
  September 30, 2000 (unaudited)                                --           --           --       (220,460)
                                                          ------------    --------     --------    --------
Balance September 30, 2000 (unaudited)                    5,000,000.00   $284,752     $ 65,000     (228,461)
                                                          ============   ========     ========      =======




                The accompanying notes are an integral part of these financial statements.

                                                   F-6


                                       OneDentist Resources, Inc.
                                      (A Development Stage Company)

                                        STATEMENTS OF CASH FLOWS

                                                                  The period from
                                                                 July 16, 1999 (date         (Unaudited)
                                                                 of inception) through    Nine months ended
                                                                   December 31, 1999      September 30, 2000
                                                                   -----------------      ------------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                          $  (2,150)              $(220,460)
                                                                    ---------               ---------
  Adjustments to reconcile net loss to net cash used in
   operating activities:
    Depreciation  and amortization                                       --                    14,475
    Increase in current assets:
      Deferred costs                                                     --                   (75,147)
    Increase in current liabilities:                                     --
      Accounts payable                                                  2,150                  35,442
      Accrued payroll and related taxes                                  --                     3,735
                                                                    ---------               ---------
        Total adjustments                                               2,150                 (21,495)
                                                                    ---------               ---------
          Net cash used in operating activities                          --                  (241,955)

                                                                    ---------               ---------

CASH FLOW FROM INVESTING ACTIVITIES
  Purchase of computer equipment                                         --                    (1,100)
                                                                    ---------               ---------
          Net cash used in investing activities                          --                    (1,100)

                                                                    ---------               ---------

CASH FLOW FROM FINANCING ACTIVITIES
  Net proceeds from sale of common stock                                 --                   282,500
                                                                    ---------               ---------
          Net cash provided by financing activities                      --                   282,500
                                                                    ---------               ---------


NET INCREASE IN CASH AND CASH EQUIVALENTS                                --                    39,445

CASH AND CASH EQUIVALENTS - Beginning                                    --                      --
                                                                    ---------               ---------

CASH AND CASH EQUIVALENTS - Ending                                  $    --                 $  39,445
                                                                    =========               =========


SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING
  AND FINANCING ACTIVITIES


In 1999, the Company issued shares of stock in exchange for a software development asset with a fair market value of $65,000.


              The accompanying notes are an integral part of these financial statements.


                                                   F-7


                           OneDentist Resources, Inc.

                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies

               The following is a summary of significant accounting policies followed in the preparation of the financial statements.

          A. Business Organization and Basis of Presentation - OneDentist.com, Inc. (a development stage company) (the Company) was incorporated on July 16, 1999 in the State of Ohio. On June 30, 2000, the Company's shareholders exchanged their shares for shares of Haleakala Enterprises, Inc. Haleakala Enterprises, Inc. then changed their name to OneDentist Resources, Inc. (See Note 6). For accounting purposes, OneDentist.com, Inc. is considered to be the acquirer and therefore the financial statements presented are those of OneDentist.com, Inc.'s. The Company has been in the development stage since its inception. The Company was formed to develop an online website for the dental community including dentists, dental practitioners and dental patients.

               The accompanying financial statements have been prepared in conformity with generally accepted accounting principles, which contemplates continuation of the Company as a going concern. OneDentist Resources, Inc. is in the process of raising capital which will be used to accelerate sales and marketing efforts for their products. As OneDentist Resources, Inc. is in the preliminary stages of marketing, realization of a major portion of the assets is dependent on obtaining satisfactory and adequate financing for marketing efforts and the success of future operations, the outcome of which cannot be determined at this time. See Note 7.

          B. Cash Equivalents - For the purpose of the statement of cash flow, the Company considers cash and cash equivalents to include cash and money market investments with maturities at purchase of three months or less. There were no such investments at December 31, 1999 or September 30, 2000.

          C. Concentration of Credit Risk - The Company maintains its demand deposits in one financial institution located in Columbus, Ohio. All deposits are insured by the Federal Deposit Insurance Corporation up to $100,000. At times throughout the year, the Company's demand deposits were in excess of the insured limit.

          D. Income Taxes - Income taxes are provided based on the liability method of accounting. Income tax benefits of net operating loss carryforwards have been offset with an allowance equal to the benefit which may be realized in future periods. (See Note 5).

          E. Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

          F. Advertising - All of the Company's advertising costs are of the nondirect response type. The Company expenses all advertising costs as incurred or at the time the advertising takes place. Total advertising costs incurred during the period from July 16, 1999 through December 31, 1999 and the nine months ended September 30, 2000 amounted to $0 and $1,573 (unaudited), respectively.

                           OneDentist Resources, Inc.

                         (A Development Stage Company)

                         NOTES TO FINANCIAL STATEMENTS

Note 1. Summary of Significant Accounting Policies (Continued)

          G. Earnings Per Share - Basic earnings per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share reflect the dilutive effect of common stock equivalents using the treasury stock method. There are no dilutive common stock equivalents outstanding at December 31, 1999 or September 30, 2000. The number of outstanding shares and weighted average common shares outstanding have been restated to give effect to the merger and re-capitalization as if these transactions had occurred on July 16, 1999 (date of inception) (see Note 6).

          H. Revenue Recognition - The Company intends to generate revenue through fees charged to subscribers to web portals, advertising income from third party advertisers at web portals, percentage interests in the income derived by third parties who provide seminars, training and speeches at web portals and commissions earned on the sale of products and services at a web store. Subscribers will be charged a monthly fee. Revenue will be recognized as products are delivered or services are performed.

          I. Organization Costs and Start-up Expenses - In accordance with Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," organization costs and start-up expenditures are being expensed as incurred.

          J. Fair Value of Financial Instruments - Cash, accounts payable and accrued expenses are reflected in the financial statements at cost, which approximates fair market value because of the short-term maturity of those instruments.

          K. Deferred Costs - The Company has incurred legal and accounting fees of $0 through December 31, 1999 and $75,147 (unaudited) through September 30, 2000, respectively, related to the Registration Statement on Form SB-2 under the provision of the Securities and Exchange Commission. The costs associated with Form SB-2 in raising capital will reduce equity, if successful (See Note 2). If unsuccessful, the costs will be expensed.

          L. Computer Equipment - The Company has capitalized computer equipment at its original cost and is depreciating the equipment over three years utilizing the straight line method.

          M. Unaudited Financial Statements - The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for fair presentation of the results of operations for the periods presented have been included. Interim results are not necessarily indicative of results for the full year.

                           OneDentist Resources, Inc.

                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

Note 2. Commitments

               The Company leases office space under a month-to-month lease which requires monthly payments of $1,545. No rent expense was incurred during the period from July 16, 1999 (date of inception) through December 31, 1999. Rent expense for the nine months ended September 30, 2000 amounted to $13,905 (unaudited).

               The Company entered into a consulting agreement with Jag Capital, Inc. The consulting agreement required the Company to pay Jag Capital, Inc. $25,000 for their assistance with the Company's limited private placement. The consulting agreement also requires the Company to pay Jag Capital, Inc. $2,000 per month for twelve months, beginning May 2000 for financial consulting. At September 30, 2000, the remaining amount due of $16,000 is payable regardless of services performed and is included in accounts payable on the accompanying balance sheet. A principal shareholder of Jag Capital, Inc. is a shareholder in the Company.

               As part of the Company's public offering, the Company will pay third party securities brokers-dealers a success fee, not to exceed 10% of funds raised and a non-accountable expense allowance equal to 3% of funds raised. In addition, the Company will issue warrants to third party securities brokers-dealers to purchase an aggregate of 10% of the securities issued. The warrants will be exercisable from the date of the initial offering and for a period of 5 years from that date at 150% of the price per share as paid by the investors at the initial offering.

               The Company entered into a contract with an attorney to prepare a Registration Statement on Form SB-2 under the provisions of the Securities and Exchange Commission. (See Note 6). The legal fee for preparation of the Registration Statement is $80,000 of which $53,332 was billed and paid and is included in deferred costs at September 30, 2000. The attorney is a shareholder in the Company.

Note 3. Software Development and License Agreement

               Horn Interactive Inc. (Horn) developed the Company's website. On July 16, 1999, as a consideration for the website development, the Company issued Horn 23 shares of the initial issuance of common stock. As a result of the share exchange agreement effective June 30, 2000, Horn owns 841,361 shares of the Company's common stock. (See notes 1A and 6). The fair market value of the website development is approximately $65,000 based upon the fair value of the software and is reflected in the accompanying financial statements as software development asset and additional paid-in-capital. The asset is being amortized over its estimated useful life of three years utilizing the straight line method, beginning in February 2000 when the website was launched. In addition, the Company entered into a license agreement with Horn Interactive, Inc. for the use of the software underlying the OneDentist website.

Note 4. Related Party Transactions

               During the nine months ended September 30, 2000, the Company reimbursed Classic Impressions, Inc., a company related through common ownership, $35,826 (unaudited) for payroll and related expenses.

                           OneDentist Resources, Inc.

                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

Note 5. Income Taxes

               Deferred income taxes arise from temporary differences resulting from income and expense items reported for financial accounting and tax reporting purposes in different periods. Deferred taxes are classified as current or long-term, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or long-term depending on the periods in which the temporary differences are expected to reverse.

               The components of the deferred tax asset consist of the
               following:
                                                                    (Unaudited)
                                                December 31,       September 30,
                                                    1999                2000
                                                ------------       -------------

               Deferred tax asset arising
                from the benefit
                of federal net operating
                loss carryforward               $      730          $    75,680
               Less valuation allowance               (730)             (75,680)
                                                ----------          -----------
               Net noncurrent asset             $     --            $     --
                                                ==========          ===========

               At December 31, 1999 and September 30, 2000, the Company has federal net operating loss carryforwards approximating $2,100 and $222,600 (unaudited), respectively, which expire in 2020. The Company has assessed its past earnings history and trends and has determined that it is more likely than not that no deferred tax assets will be realized. The Company has recorded a valuation allowance in accordance with the provisions of SFAS No. 109 to reflect the estimated amount of deferred tax assets that may not be realized. The Company will continue to review this valuation on an annual basis and make adjustments as needed.

Note 6. Stock Transactions and Subsequent Events

               Issuance of Stock
               -----------------
               The founding shareholders of the Company received an aggregate of 77 shares of the Company's common stock at incorporation for $1. The shareholders contributed their time and expertise to the Company. The value of this contributed time is not reflected in the accompanying financial statements since it is not susceptible to objective measurement or valuation by management.

               Stock Split
               -----------
               During 2000, the Company issued 625,000 shares of common stock in connection with its limited private placement offering that raised equity capital of $312,500 less related costs of $30,000. Effective June 30, 2000, the Company completed a reverse stock split of the 625,000 shares issued as a result of the private placement offering, reducing the number of shares issued from 625,000 to 14.29. The accompanying balance sheet and statement of operations have been restated to reflect the split.

                           OneDentist Resources, Inc.

                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

Note 6. Stock Transactions and Subsequent Events (Continued)

               Merger
               ------
               Effective June 30, 2000, OneDentist.com, Inc. executed a share exchange agreement with Haleakala Enterprises, Inc. ("Haleakala"), a Colorado corporation. Haleakala is a privately owned corporation whose shares are widely held among 209 stockholders. Haleakala was organized in November 1996 for the purpose of merging in the future with a company seeking a larger stockholder base. Haleakala has not been operational since it was organized and has no specific place of operations and virtually no assets or liabilities. Prior to the exchange of stock, Haleakala effectuated a reverse stock split of its outstanding common stock, reducing to a total of 750,000 outstanding shares. The Company's stockholders exchanged 100% of their shares for 4,250,000 shares of Haleakala. Haleakala changed its name to OneDentist Resources, Inc. Immediately after the exchange, the ownership of OneDentist Resources, Inc. is 15% by existing Haleakala stockholders and 85% by the existing OneDentist.com, Inc. stockholders. The merger was recorded as a re-capitalization with OneDentist.com, Inc. as the acquirer.

               The following pro forma combined balance sheet gives effect to the merger using the purchase method of accounting as if the merger had occurred on December 31, 1999.

                             PRO FORMA BALANCE SHEET
                             As of December 31, 1999
                             ------------------------

                                   (Unaudited)                         Proforma
                                   Haleakala       OneDentist.com       Balance
                               Enterprises, Inc.         Inc.            Sheet
                               -----------------   ---------------    ---------

                Total assets        $    --          $    65,000      $  65,000
                                    =========        ===========      =========
                Total liabilities   $    --          $     2,150      $   2,150
                                    ---------        -----------      ---------

                Stockholders' equity
                 Common stock           2,251                  1          2,252
                 Additional paid in
                  capital                --               65,000         65,000
                 Deficit accumulated
                  during the
                  development stage    (2,251)            (2,151)        (4,402)
                                    ---------        -----------      ---------
                   Total stockholders'
                    equity               --               62,850         62,850
                                    ---------        -----------      ---------
                   Total liabilities
                    and stockholders'
                    equity          $    --          $    65,000      $  65,000
                                    =========        ===========      =========

               Stock Option Plan
               -----------------
               In July 2000, the Company's board of directors adopted, subject to stockholder approval, a stock option plan, which provides for the grant to employees, officers, directors and consultants of options to purchase up to an aggregate of 500,000 shares of common stock. No options have been granted under the plan.

                           OneDentist Resources, Inc.

                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS


Note 7. Business Continuation

               The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company has incurred losses of $2,150 and $220,460 (unaudited) for the period from July 16, 1999 (date of inception) through December 31, 1999 and for the nine months ended September 30, 2000 (unaudited), respectively and has generated no revenues. These factors indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

               The financial statements do not include any adjustments relating to the recoverability and classification of assets that might be necessary should the Company be unable to continue as a going concern.

               The Company is actively pursuing additional equity financing through registration of the sale of 1,600,000 shares of its common stock with the Securities and Exchange Commission.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Haleakala Enterprises, Inc.


We have audited the accompanying balance sheet of Haleakala Enterprises, Inc. (a development stage Company) as of December 31, 1999, and the related statements of operations, changes in stockholders' equity (deficit) and cash flows for the years ended December 31, 1999 and 1998 and for the period from November 27, 1996 (date of inception) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Haleakala Enterprises, Inc. as of December 31, 1999, and the results of its operations and its cash flows for the years ended December 31, 1999 and 1998 and for the period from November 27, 1996 (date of inception) to December 31, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company has no assets as of December 31, 1999. As discussed in Note 1 to the financial statements, the Company's lack of working capital raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                            Angell & Deering
                                            Certified Public Accountants


Denver, Colorado
April 18, 2000, except for the
second paragraph of Note 4 as to
which the date is June 30, 2000


                              HALEAKALA ENTERPRISES, INC.
                             (A Development Stage Company)
                                    BALANCE SHEETS




                                        ASSETS


                                                                  April 30,    December 31,
                                                                     2000          1999
                                                                  -------        -------
                                                                 (Unaudited)

Current Assets:
  Cash and cash equivalents                                       $  --         $  --
                                                                  -------       -------
     Total Assets                                                 $  --         $  --
                                                                  =======       =======


                       LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
                       ----------------------------------------------
Current Liabilities:
  Accounts payable - trade                                        $ 3,600       $  --
                                                                  -------       -------
Stockholders' Equity (Deficit):
  Preferred stock:  no par value, 10,000,000 shares
   authorized, none issued or outstanding                            --            --
  Common stock:  no par value, 25,000,000 shares
   authorized, 750,000 shares issued and outstanding                2,251         2,251
  Deficit accumulated during the development stage                 (5,851)       (2,251)
                                                                  -------       -------
     Total Stockholders' Equity (Deficit)                          (3,600)         --
                                                                  -------       -------
     Total Liabilities and Stockholders' Equity (Deficit)         $  --         $  --
                                                                  =======       =======
                        The accompanying notes are an integral
                         part of these financial statements.

                                         F-15



                                                     HALEAKALA ENTERPRISES, INC.
                                                    (A Development Stage Company)
                                                      STATEMENTS OF OPERATIONS


                                      Four Months Ended        Inception To           Year Ended           Inception To
                                           April 30,             April 30,            December 31,          December 31,
                                     2000           1999           2000           1999           1998          1999
                                     ----           ----           ----           ----           ----          ----
                                          (Unaudited)           (Unaudited)

Revenue                          $      --      $       --     $      --      $       --     $       --     $      --

Operating expenses                     3,600            --           5,851            --             --           2,251
                                 -----------    ------------   -----------    ------------   ------------   -----------
  Net Income (Loss)              $    (3,600)   $       --     $    (5,851)   $       --     $       --     $    (2,251)
                                 ===========    ============   ===========    ============   ============   ===========
Net Income (Loss) Per Share of
 Common Stock:

  Basic                          $      --      $       --     $      (.01)   $       --     $       --     $      --
                                 ===========    ============   ===========    ============   ============   ===========
  Diluted                        $      --      $       --     $      (.01)   $       --     $       --     $      --
                                 ===========    ============   ===========    ============   ============   ===========
Weighted Average Number of
 Common Shares Outstanding:

  Basic                              750,000         750,000       745,050         750,000        750,000       744,557

  Diluted                            750,000         750,000       745,050         750,000        750,000       744,557



                                               The accompanying notes are an integral
                                                 part of these financial statements.

                                                               F-16


                           HALEAKALA ENTERPRISES, INC.
                          (A Development Stage Company)
             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)



                                                                       Deficit
                                                                     Accumulated
                                                   Common Stock       During The
                                                   ------------      Development
                                                Shares     Amount       Stage
                                                ------     ------       -----


Balance at November 27, 1996 (inception)           --     $    --     $    --

Shares of common stock issued in November
 1996 for cash at $.0001 per share              675,000          90        --

Net loss for the period                            --          --          --
                                              ---------   ---------   ---------
Balance at December 31, 1996                    675,000          90        --

Shares of common stock issued in
 February 1997 Private Placement
 distribution for no cash, valued
 at $.01 per share                               75,000       1,000        --

Capital contributed in April 1997                  --         1,161        --

Net loss for the year                              --          --        (2,251)
                                              ---------   ---------   ---------
Balance at December 31, 1997                    750,000       2,251      (2,251)

Net loss for the year                              --          --          --
                                              ---------   ---------   ---------
Balance at December 31, 1998                    750,000       2,251      (2,251)

Net loss for the year                              --          --          --

Balance at December 31, 1999                    750,000       2,251      (2,251)

Net loss for the period (unaudited)                --          --        (3,600)
                                              ---------   ---------   ---------
Balance at April 30, 2000 (unaudited)           750,000   $   2,251   $  (5,851)
                                              =========   =========   =========


                     The accompanying notes are an integral
                       part of these financial statements.


                                                     HALEAKALA ENTERPRISES, INC.
                                                    (A Development Stage Company)
                                                      STATEMENTS OF CASH FLOWS



                                                   Four Months Ended     Inception To   Year Ended   Inception To
                                                       April 30,           April 30,    December 31,  December 31,
                                                   2000         1999         2000       1999   1998      1999
                                                   ----         ----         ----       ----   ----      ----
                                                       (Unaudited)       (Unaudited)

Cash Flows From Operating Activities:
  Net income (loss)                           $     (3,600)  $       --     $(5,851)    $--    $--     $(2,251)
  Adjustments to reconcile net
   income (loss) to net cash (used)
   by operating activities:
    Issuance of common stock in Private
     Placement distribution                           --             --       1,000      --     --       1,000
  Changes in liabilities:
    Accounts payable                                 3,600           --       3,600      --     --        --
                                              ------------   ------------   -------      ----   ----   -------
       Net Cash (Used) By Operating
        Activities                                    --             --      (1,251)     --     --      (1,251)
                                              ------------   ------------   -------      ----   ----   -------
Cash Flows From Financing Activities:
  Contribution of capital                             --             --       1,161      --     --       1,161
  Issuance of common stock                            --             --          90      --     --          90
                                              ------------   ------------   -------      ----   ----   -------
       Net Cash Provided By Financing
        Activities                                    --             --       1,251      --     --       1,251
                                              ------------   ------------   -------      ----   ----   -------
       Net Increase in Cash
        and Cash Equivalents                          --             --        --        --     --        --

       Cash and Cash Equivalents at
        Beginning of Period                           --             --        --        --     --        --
                                              ------------   ------------   -------      ----   ----   -------
       Cash and Cash Equivalents at
        End of Period                         $       --     $       --     $  --        $--    $--     $ --
                                              ============   ============   =======      ====   ====   =======
Supplemental Disclosure of Cash
 Flow Information:
   Cash paid during the period for:
    Interest                                  $       --     $       --     $  --        $--    $--     $ --
    Income taxes                                      --             --        --         --     --       --





                                           The accompanying notes are an integral
                                             part of these financial statements.

                                                           F-18

                           HALEAKALA ENTERPRISES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


1.   Summary of Significant Accounting Policies
     ------------------------------------------
      Description of Business
      -----------------------
        Haleakala Enterprises, Inc. (the "Company") was organized on November 27, 1996 as a Colorado corporation. The Company is in the development stage as is more fully defined in Statement of Financial Accounting Standards ("SFAS") No. 7, "Accounting and Reporting by Development Stage Enterprises". The Company intends to evaluate, structure and complete a merger with, or acquisition of, prospects consisting of private companies, partnerships or sole proprietorships. The Company may seek to acquire a controlling interest in such entities in contemplation of later completing an acquisition.

      Unaudited Interim Financial Statements
      --------------------------------------
        The financial statements as of April 30, 2000 and for the four months ended April 30, 2000 and 1999 and for the period from November 27, 1996 (date of inception ) to April 30, 2000 are unaudited, however in the opinion of management of the Company, all adjustments (consisting solely of normal recurring adjustments) necessary to a fair presentation of the financial statements for the interim periods have been made.

      Basis of Presentation
      ---------------------
        The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and to obtain additional financing as may be required.

        The Company's continued existence is dependent upon its ability to secure loans from its principal stockholder and/or obtain additional capital contributions. Future operating expenses will be funded by these loans or capital contributions. The Company's ability to continue to meet its obligations is dependent upon obtaining the above financing.

      Cash and Cash Equivalents
      -------------------------
        For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

      Income Taxes
      ------------
        Deferred income taxes are provided for temporary differences between the financial reporting and tax basis of assets and liabilities using enacted tax laws and rates for the years when the differences are expected to reverse.

      Net Income (Loss) Per Share of Common Stock
      -------------------------------------------
        The Company adopted SFAS No. 128, "Earnings Per Share", which specifies the method of computation, presentation and disclosure for earnings per share. SFAS No. 128 requires the presentation of two earnings per share amounts, basic and diluted.

        Basic earnings per share is calculated using the average number of common shares outstanding. Diluted earnings per share is computed on the basis of the average number of common shares outstanding plus the dilutive effect of outstanding stock options using the "treasury stock" method.

                           HALEAKALA ENTERPRISES, INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


1.   Summary of Significant Accounting Policies (Continued)

      Estimates
      ---------
        The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.   Preferred Stock
     ---------------
        The authorized preferred stock of the Company consists of 10,000,000 shares, no par value. The preferred stock may be issued in series from time to time with such designation, rights, preferences and limitations as the Board of Directors of the Company may determine by resolution. The rights, preferences and limitations of separate series of preferred stock may differ with respect to such matters as may be determined by the Board of Directors, including without limitation, the rate of dividends, method and nature of payment of dividends, terms of redemption, amounts payable on liquidation, sinking fund provisions (if any), conversion rights (if any), and voting rights. Unless the nature of a particular transaction and applicable statutes require approval, the Board of Directors has the authority to issue these shares without shareholder approval.

3.   Income Taxes
     ------------

        The components of the provision for income taxes are as follows:

                                                 Year Ended         Inception To
                                                 December 31,       December 31,
                                              1999         1998         1999
                                              ----         ----         ----
        Current:
         Federal                              $--          $--          $--
         State                                 --           --           --
                                              ----         ----         ----

         Total                                 --           --           --
                                              ----         ----         ----
        Deferred:
         Federal                               --           --           --
         State                                 --           --           --
                                              ----         ----         ----
         Total                                 --           --           --
                                              ----         ----         ----
        Total Provision For Income Taxes      $--          $--          $--
                                              ====         ====         ====

        The provision (benefit) for income taxes reconciles to the amount computed by applying the federal statutory rate to income before the provision (benefit) for income taxes as follows:

                                 HALEAKALA ENTERPRISES, INC.
                                (A Development Stage Company)
                                NOTES TO FINANCIAL STATEMENTS



3.   Income Taxes (Continued)
                                                 Year Ended        Inception To
                                                 December 31,      December 31,
                                               1999        1998       1999
                                               ----        ----       ----

        Federal statutory rate                (34)%        (34)%      (34)%
        State income taxes, net of federal
        benefits                               (3)          (3)        (3)
        Valuation allowance                    37           37         37
                                              ----         ----       ----
        Total                                  --%          --%        --%
                                              ====         ====       ====

        The following is a reconciliation of the provision for income taxes to income before provision for income taxes computed at the federal statutory rate of 34%.

                                                              Year Ended         Inception To
                                                              December 31,       December 31,
                                                          1999         1998          1999
                                                          ----         ----          ----

        Income taxes at the federal statutory rate       $  --        $  --         $(765)
        Federal surtax exemption                            --           --           428
        State income taxes, net of federal benefits         --           --           (68)
        Valuation Allowance                                 --           --           405
                                                         -----        -----         -----

        Total                                            $  --        $  --         $  --
                                                         =====        =====         =====

        Significant components of deferred income taxes as of December 31, 1999 are as follows:

        Net operating loss carry forward                            $ 429
                                                                    -----

        Total deferred tax asset                                      429

        Less valuation allowance                                     (429)
                                                                    -----
        Net Deferred Tax Asset                                      $  --
                                                                    =====

        The Company has assessed its past earnings history and trends and expiration dates of carryforwards and has determined that it is more likely than not that no deferred tax assets will be realized. A valuation allowance of $429 as of December 31, 1999 is maintained on deferred tax assets which the Company has not determined to be more likely than not realizable at this time. There was no change in the valuation allowance for deferred tax assets for the year ended December 31, 1999. The Company will continue to review this valuation on an annual basis and make adjustments as appropriate.

        As of December 31, 1999 the Company had net operating loss carryforwards of approximately $2,200. The net operating losses can be carried forward fifteen years to offset future taxable income. The net operating loss carryforwards expire in 2012.

                           HALEAKALA ENTERPRISES INC.
                          (A Development Stage Company)
                          NOTES TO FINANCIAL STATEMENTS


4.   Proposed Acquisition
     --------------------
          The Company entered into a Term Sheet for a merger with OneDentist.com, Inc. ("OneDentist") in February 2000. Under the terms of the Agreement the Company will exchange 4,250,000 shares of its no par value common stock for all of the issued and outstanding shares of OneDentist's common stock. Immediately after the exchange the ownership of the Company will be 15% by existing Haleakala stockholders and 85% by the existing OneDentist stockholders. Prior to the merger, the Company plans to effect a reverse stock split reducing its issued and outstanding common shares to 750,000. The Company will change its name to OneDentist Resources, Inc. after the effective date of the merger. The merger will be treated as a recapitalization of OneDentist, similar to a reverse acquisition. Therefore, OneDentist will be treated as the acquiror for accounting purposes, whereas for legal purposes the Company is the acquiror. Closing is expected in 2000 after all conditions of the Term Sheet are satisfied including OneDentist raising a minimum of $300,000 in equity financing.

          The merger was completed on June 30, 2000 and as of that date the reverse stock split was completed. All share information and per share data have been retroactively restated for all periods presented to reflect the reverse stock split.